     As filed with the Securities and Exchange Commission on April 4, 1997
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               -------------------
                                  ADAPTEC, INC.
             (Exact name of Registrant as specified in its charter)

        CALIFORNIA                      36798                    94-2748530
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
       organization)

                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               -------------------
                                F. GRANT SAVIERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ADAPTEC, INC.
                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                   Copies to:

                           HENRY P. MASSEY, JR., ESQ.
                             DAVID C. DRUMMOND, ESQ.
                             PETER S. HEINECKE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (415) 493-9300
                               -------------------

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
 [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                                       PROPOSED
                                                       PROPOSED         MAXIMUM
                                                        MAXIMUM        AGGREGATE
        TITLE OF EACH CLASS           AMOUNT TO      OFFERING PRICE    OFFERING       AMOUNT OF
   OF SECURITIES TO BE REGISTERED  BE REGISTERED(1)   PER SECURITY      PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------
4 3/4% Convertible Subordinated    $230,000,000          100%        $230,000,000      $69,697
 Notes Due February 1, 2004
---------------------------------------------------------------------------------------------------
Common Stock, $.001 par               4,452,188(2)       ---                  ---          ---
 value
===================================================================================================

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 4 3/4% Convertible Subordinated Notes due February 1, 2004 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the aforesaid notes. Pursuant to Rule 457(i), no registration fee is required.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                  ADAPTEC, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(b) OF REGULATION S-K
           SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM S-1


    ITEMS AND HEADING IN FORM S-1 REGISTRATION STATEMENT
                         PROSPECTUS                            LOCATION IN PROSPECTUS
------------------------------------------------------------   ------------------------------------------------------------
     1.   Forepart of the Registration Statement and Outside
          Front Cover Page of Prospectus ...................   Outside Front Cover Page

     2.   Inside Front and Outside Back Cover Pages of
          Prospectus .......................................   Inside Front and Outside Back Cover Pages

     3.   Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges ........................   Prospectus Summary; Risk Factors

     4.   Use of Proceeds ..................................   Prospectus Summary; Use of Proceeds

     5.   Determination of Offering Price ..................   Not applicable

     6.   Dilution .........................................   Not applicable

     7.   Selling Security Holders .........................   Principal and Selling Shareholders

     8.   Plan of Distribution .............................   Outside and Inside Front Cover Pages; Plan of Distribution

     9.   Description of Securities to be Registered .......   Description of Capital Stock; Description of Notes; Dividend
                                                               Policy

     10.  Interests of Named Experts and Counsel ...........   Legal Matters; Experts

     11.  Information with Respect to the Registrant .......   Outside and Inside Front Cover Pages; Prospectus Summary;
                                                               Risk Factors; Price Range of Common Stock; Dividend Policy;
                                                               Selected Consolidated Financial Data; Management's
                                                               Discussion and Analysis of Financial Condition and Results
                                                               of Operations; Business; Management; Certain Relationships
                                                               and Related Transactions; Principal Shareholders;
                                                               Description of Capital Stock; Consolidated Financial
                                                               Statements; Outside Back Cover Page

     12.  Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities ...   Not applicable

PROSPECTUS


                                  Adaptec, Inc.
                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
            Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------

         This Prospectus relates to $230,000,000 aggregate principal amount of 4 3/4% Convertible Subordinated Notes due February 1, 2004 (the "Notes") of Adaptec, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $.001 par value of the Company, ("Common Stock") issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on February 3, 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Bear, Stearns & Co. Inc., Lehman Brothers, Robertson Stephens & Company LLC, and Unterberg Harris, as the initial purchasers (the "Initial Purchasers") of the Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act) or in compliance with the provisions of Regulation S under the Securities Act. The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of February 3, 1997 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

         The Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after May 5, 1997 and prior to redemption or maturity, at a conversion rate of 19.3573 shares per $1,000 principal amount of Notes), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 1997. On April 2, 1997, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "ADPT," was $35.75 per share.

                            -----------------------

                  THE NOTES AND THE COMMON STOCK OFFERED HEREBY
                INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              COMMENCING ON PAGE 8.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS             , 1997

         The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of Notes--Subordination." The Notes will mature on February 1, 2004, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after February 3, 2000 at the redemption prices set forth herein plus accrued interest. Each holder of Notes will have the right to cause the Company to repurchase all of such holder's Notes, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture).

         The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

         The Notes have been designated for trading on the PORTAL Market. Notes sold pursuant to this Prospectus are not eligible for trading on the PORTAL Market.

         The Selling Securityholders will receive all of the net proceeds from the sale of the Notes and the Common Stock issuable upon conversion of the Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Notes and the Common Stock issuable upon conversion of the Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Notes and the Common Stock issuable upon conversion of the Notes.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Notes and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

         Adaptec, EZ-SCSI and SCSIselect are registered trademarks of Adaptec, Inc. This Prospectus also uses trademarks and registered trademarks of companies other than the Company and its subsidiaries.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the detailed information and financial information appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed under the caption "Risk Factors." Share and per share data in this Prospectus have been adjusted to reflect a two-for-one split of the outstanding Common Stock of the Company which was effected in November 1996. Unless the context requires otherwise, all references herein to the "Company" or "Adaptec" mean Adaptec, Inc. and its wholly-owned subsidiaries.

                                  THE OFFERING

ISSUER ...........  Adaptec, Inc. (the "Company")

SECURITIES .......  Offered $230,000,000 of 4 3/4%
                    Convertible Subordinated Notes Due 2004
                    issued under an indenture (the
                    "Indenture") between the Company and
                    State Street Bank and Trust Company, as
                    trustee (the "Trustee").

INTEREST PAYMENT
DATES ............  February 1 and August 1 of each year,
                    commencing August 1, 1997.

MATURITY .........  February 1, 2004

CONVERSION........  Convertible at the option of the holder
                    at any time on or after May 5, 1997
                    through the close of business on
                    February 1, 2004, subject to prior
                    redemption and repurchase, into Common
                    Stock of the Company at $51.66 per
                    share, subject to adjustment as set
                    forth herein. See "Description of
                    Notes-- Conversion of Notes."

REDEMPTION........  The Notes are redeemable, in whole or in part, at the option of the Company, at
                    any time on or after February 3, 2000,
                    at the declining redemption prices set
                    forth herein plus accrued interest to
                    the date of redemption. See "Description of Notes-- Optional Redemption by the Company."

REPURCHASE AT OPTION OF
HOLDERS UPON A CHANGE OF
CONTROL .........................  In the event of a Change of Control (as defined), holders of Notes will have the right to require that the Company repurchase the Notes in whole or in part at a repurchase price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of Notes -- Repurchase at Option of Holders."

RANKING .........................  The Notes constitute general unsecured obligations of the Company and are
                                   subordinated in right of payment to all
                                   existing and future Senior Indebtedness (as defined) of the Company. As of December 27, 1996, the Company had approximately $5.1 million of outstanding indebtedness that would have constituted Senior Indebtedness (excluding accrued interest and Senior Indebtedness constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with generally accepted accounting principles). In addition, because certain of the Company's operations are conducted through operating subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. As of December 27, 1996, the aggregate liabilities of such subsidiaries were approximately $22.9 million (excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheets of such subsidiaries in accordance with generally accepted accounting principles). The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee. See "Description of Notes-- Subordination."

TRADING .........................  The Notes have been designated for trading in
                                   The PORTAL Market. Notes sold pursuant to this Prospectus are not eligible for trading on the PORTAL Market. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ADPT".

                                   THE COMPANY

         Adaptec is a leading supplier of bandwidth management solutions that significantly enhance total system performance by increasing data transfer rates between PCs, servers, peripherals and networks. The Company's products include host adapters, which are primarily based on the SCSI standard, peripheral technology solutions, which are primarily ASIC controllers for hard disk and CD-ROM drives, and network products, which include ATM and Fast Ethernet adapters. Adaptec provides its customers complete solutions, consisting of hardware, software and firmware, which are incorporated into the products of substantially all of the major Intel-based PC and server manufacturers worldwide.

         A number of trends are driving the need to increase effective input-output ("I/O") bandwidth between PCs, servers, peripherals and networks:
(i) the introduction of increasingly powerful CPUs, which require more rapidly accessed and intelligently managed data to function at their optimal performance level, (ii) new advanced operating systems, such as Windows 95 and Windows NT that allow for faster I/O and multitasking, (iii) the growth of data-intensive software applications, such as graphics and video, which require significantly more bandwidth, (iv) the proliferation of client/server networks, the Internet and corporate intranets, which is in turn driving growth in the number and processing power of servers, and (v) growth in high performance peripherals, such as high capacity hard disk drives, scanners, CD-ROMs, and new CD-R and DVD drives. These factors have created a rapid increase in the transfer of data between the desktop, servers, peripherals and networks, resulting in substantial I/O and network bottlenecks.

         The majority of the Company's products are based on the SCSI standard, which was pioneered by Adaptec. SCSI has been widely adopted as the industry standard I/O bus specification for high performance PCs, servers and peripherals. SCSI allows the "intelligent" transfer of data between computers, peripherals and networks by enabling multitasking and by off-loading the CPU from I/O management, and provides a high performance, system-independent interface that supports multiple peripherals. SCSI adapters are used in servers, where the Company believes that virtually every system now has at least one SCSI adapter and more recently, in high performance desktop PCs. Through succeeding generations, SCSI has evolved from its original standard, which supported data transfer rates of 5 mbps, to the most recent UltraSCSI standard which is capable of data transfer rates of 40 mbps. Adaptec has been the leading supplier of SCSI-based solutions for each generation of SCSI technology.

         In addition to its SCSI host adapters, the Company offers a broad line of integrated circuit ("IC") solutions for the mass storage market and a line of network adapters based on the ATM and Fast Ethernet standards. The Company has introduced products for emerging high performance I/O technologies such as Firewire, which is used primarily for consumer products; a RAID solution, which includes a proprietary ASIC controller and software; and a software-only product which enables users to master CDs using a CD-R drive. The Company is also developing an adapter for Fibre Channel, an emerging I/O standard which is primarily intended for very high performance data-intensive applications.

         The Company believes it has successfully positioned itself as a leading supplier of a full range of I/O solutions providing bandwidth management. The Company sells its products through a direct sales force to substantially all major server and PC manufacturers, as well as most of the major distributors worldwide. Customers include Acer, Compaq, Digital Equipment Corporation, Dell Computer, Fujitsu, Gateway 2000, Hewlett-Packard, IBM, Intel, IOmega, Maxtor, NEC, Samsung, Siemons Nixdorf and Toshiba.

         The Company was incorporated in California in May 1981. Its principal executive offices are located at 691 South Milpitas Boulevard, Milpitas, California 95035, and its telephone number is 408-945-8600.

                   Summary Consolidated Financial Information
               (in thousands, except ratios and per share amounts)

                                                                                             Nine Months Ended
                                                      Year Ended March 31,               --------------------------
                                       ------------------------------------------------  December 29,  December 27,
                                         1992      1993      1994      1995      1996       1995          1996
                                       --------  --------  --------  --------  --------  ------------  ------------
Statement of Operations Data:
Net revenues ........................  $150,315  $311,339  $372,245  $466,194  $659,347   $463,322      $668,760
Income from operations ..............    16,397    62,743    77,135   117,784   126,135     74,819        98,121
Net income ..........................    14,614    49,390    58,950    93,402   103,375     62,307        60,735
Net income per share ................  $   0.18  $   0.48  $   0.55  $   0.88  $   0.95   $   0.57      $   0.53
Weighted average shares outstanding .    83,328   103,304   107,204   106,714   109,138    108,794       114,002
Adjusted income from operations(1) ..  $ 16,397  $ 62,743  $ 77,135  $117,784  $178,448   $127,132      $178,784
Adjusted net income(1) ..............    14,614    49,390    61,359    93,402   142,826    101,758       139,632
Adjusted net income per share(1) ....  $   0.18  $   0.48  $   0.57  $   0.88  $   1.31   $   0.94      $   1.22
Ratio of earnings to fixed charges(2)     26.4x     46.5x     43.6x     64.4x     67.8x      51.7x         61.7x

                                                                Pro-Forma as of
                                          December 27, 1996    December 27, 1996(3)
                                          -----------------    --------------------
Balance Sheet Data:
Working capital.........................       $374,707            $599,140
Total assets............................        726,487             956,487
Long-term debt, net of current portion .          1,700             231,700
Shareholders' equity ...................        611,999             611,999


----------
(1) Adjusted for one-time charges primarily related to the write-off of acquired in-process technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(2) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated pre-tax income plus fixed charges and (ii) fixed charges consist of interest expense incurred, and the portion of rental expense under leases deemed by the Company to be representative of the interest factor.

(3) Adjusted to reflect the issuance and sale of $230 million of 4 3/4% convertible subordinated notes, net of applicable expenses, discounts and commissions on February 3, 1997.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

         Future Operating Results Subject to Fluctuation. The Company's operating results may fluctuate in the future as a result of a number of factors, including cancellations or postponements of orders, shifts in the mix of the Company's products and sales channels, changes in pricing policies by the Company's suppliers, interruption in the supply of custom integrated circuits, the market acceptance of new and enhanced versions of the Company's products and the timing of acquisitions of other business products and technologies and any associated charges to earnings. The volume and timing of orders received during a quarter are difficult to forecast. The Company's customers from time to time encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from the Company. Additionally, the Company has historically operated with a relatively small backlog, especially relating to orders of its board-based I/O solutions. Further, the Company's expense levels are based in part on expectations of future revenues, and the Company has been significantly increasing and intends to continue to increase operating expenditures and working capital balances as it expands its operations. As a result of the difficulty of forecasting revenues and the Company's planned growth in spending, operating expenses could be disproportionately high for a given quarter, and the Company's operating results for that quarter, and potentially future quarters, would be adversely affected. Operating results in any particular quarter which do not meet the expectations of securities analysts could cause volatility in the price of the Company's Common Stock.

         Dependence on the High-Performance Microcomputer Market. The Company's board-based I/O solutions are used primarily in high performance computer systems designed to support bandwidth-intensive applications and operating systems. Historically, the Company's growth has been supported by increasing demand for systems which support client/server and Internet/intranet applications, computer-aided engineering, desktop publishing, multimedia, and video. Should the growth of demand for such systems slow, the Company's business or operating results could be materially adversely affected by a decline in demand for the Company's products.

         Certain Risks Associated with the Computer Peripherals Market. As a supplier of controller circuits to manufacturers of computer peripherals such as disk drives and other storage devices, a portion of the Company's business is dependent on the overall market for computer peripherals. This market, which itself is dependent on the market for personal computers, has historically been characterized by periods of rapid growth followed by periods of oversupply and contraction. As a result, suppliers to the computer peripherals industry from time to time experience large and sudden fluctuations in demand for their products as their customers adjust to changing conditions in their markets. If these fluctuations are not accurately anticipated, such suppliers, including the Company, could produce excessive or insufficient inventories of various components which could materially and adversely affect the Company's business and operating results. The computer peripherals industry is also characterized by intense price-competition which in turn creates pricing pressures on the suppliers to that industry. If the Company is unable to correspondingly decrease its manufacturing or component costs, such pricing pressures could have a material adverse effect on the Company's business or operating results.

         Reliance on Industry Standards; Technological Change; Dependence on New Products. The computer industry is characterized by various standards and protocols that evolve with time. The Company's current products are designed to conform to certain industry standards and protocols such as SCSI, UltraSCSI, PCI, RAID, ATM and Fast Ethernet. In particular, a majority of the Company's revenues are currently derived from products based on the SCSI standard. If consumer acceptance of these standards was to decline or if they were replaced with new standards, and if the Company did not anticipate these changes and develop new products, the Company's business or operating results could be materially adversely affected.

         The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and declining average selling prices over product life cycles. The Company's future success is therefore highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. The success of new product introductions is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new product designs, quality of new products, differentiation of new products from those of the Company's competitors and market acceptance of the Company's and its customers' products. As a result, the Company believes that continued significant expenditures for research and development will be required in the future. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. The failure of any of the Company's new product development efforts could have a material adverse effect on the Company's business or operating results. In addition, the Company's revenues and operating results could be adversely impacted if its customers shifted their demand to a significant extent away from board-based I/O solutions to application-specific ICs.

         Dependence on Wafer Suppliers and Other Subcontractors. All of the finished silicon wafers used for the Company's products are currently manufactured to the Company's specifications by independent foundries. The Company currently purchases a substantial majority of its wafers through a supply agreement with Taiwan Semiconductor Manufacturing Company, Ltd. ("TSMC"). The Company also purchases wafers from SGS-Thomson Microelectronics and Seiko Epson. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the availability of raw materials, the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. While the quality, yield and timeliness of wafer deliveries to date have been acceptable, there can be no assurance that manufacturing yield problems will not occur in the future. In addition, although the Company has various supply agreements with its suppliers, a shortage of raw materials or production capacity could lead any of the Company's wafer suppliers to allocate available capacity to customers other than the Company, or to internal uses. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely deliveries from its foundries would delay production and product shipments and could have a material adverse effect on the Company's business or operating results. The Company expects that it will in the future seek to convert its fabrication process arrangements to smaller geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason the Company's current suppliers were unable or unwilling to satisfy the Company's wafer needs, the Company would be required to identify and qualify additional foundries. There can be no assurance that any additional wafer foundries would become available, that such foundries would be successfully qualified, or that such foundries would be able to satisfy the Company's requirements on a timely basis.

         The Company's future growth will depend in large part on increasing its wafer capacity allocation from current foundries, adding additional foundries and gaining access to advanced process technologies. There can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative sources. Any increase in general demand for wafers within the industry, or any reduction of existing wafer supply from any of the Company's foundry sources, could materially adversely affect the Company's business, financial condition or operating results.

         In order to secure wafer capacity, the Company from time to time has entered into "take or pay" contracts that committed the Company to purchase specified wafer quantities over extended periods, and has made prepayments to foundries. In the future, the Company may enter into similar transactions or other transactions, including, without limitation, non-refundable deposits with or loans to foundries, or equity investments in, joint ventures with or other partnership relationships with foundries. Any such transaction could require the Company to seek additional equity or debt financing to fund such activities. There can be no assurance that the Company will be able to obtain any required financing on terms acceptable to the Company.

         Additionally, the Company relies on subcontractors for the assembly and packaging of the ICs included in its products. The Company has no long-term agreements with its assembly and packaging subcontractors. There can be no assurance that such subcontractors will continue to be able and willing to meet the Company's requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues or otherwise have a material adverse effect on the Company's business or operating results.

         Certain Risks Associated With Acquisitions. Since the beginning of fiscal 1996, the Company has acquired eleven complementary companies and businesses. As part of its overall strategy, the Company plans to continue to acquire or invest in complementary companies, products or technologies and to enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, dilution of existing equity holders, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments or joint ventures or that such transactions will not materially adversely affect the Company's business, financial condition or operating results.

         Competition. The markets for the Company's products are intensely competitive and are characterized by rapid technological advances, frequent new product introductions, evolving industry standards and price erosion. The Company's principal competitors in the host adapter market are Symbios Logic Inc., a subsidiary of Hyundai Electronics America, and other smaller manufacturers of host adapters. The Company's principal competitors in the mass storage market are captive suppliers and Cirrus Logic, Inc. As the Company has continued to broaden its bandwidth management product offerings into the desktop, server and networking environments, it has experienced, and expects to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter its markets. Some of these companies have greater technical, marketing, manufacturing and financial resources than the Company. There can be no assurance that the Company will be able to make timely introduction of new leading-edge solutions in response to competitive threats, that the Company will be able to compete successfully in the future against existing or potential competitors or that the Company's business or operating results will not be materially adversely affected by price competition.

         Certain Issues Related to Distributors. The Company's distributors generally offer a diverse array of products from several different manufacturers. Accordingly, there is a risk that these distributors may give higher priority to selling products from other suppliers, thus reducing their efforts to sell the Company's products. A reduction in sales efforts by the Company's current distributors could have a materially adverse effect on its business or operating results. The Company's distributors may on occasion build inventories in anticipation of substantial growth in sales, and if such growth does not occur as rapidly as anticipated, distributors may decrease the amount of product ordered from the Company in subsequent quarters. Such a slowdown in orders could reduce the Company's revenues in any given quarter and give rise to fluctuation in the Company's operating results.

         Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could have a material adverse effect on the Company's business or operating results.

         Certain Risks Associated with International Operations. The Company's manufacturing facility and various subcontractors it utilizes from time to time are located primarily in Asia. Additionally, the Company has various sales offices and customers throughout Europe, Japan, and other countries. The Company's international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs and freight rates. In addition, because the Company's principal wafer supplier, TSMC, is located in Taiwan, the Company is subject to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and the People's Republic of China.

         Intellectual Property Protection and Disputes. The Company has historically devoted significant resources to research and development and believes that the intellectual property derived from such research and development is a valuable asset that has been and will continue to be important to the success of the Company's business. Although the Company actively maintains and defends its intellectual property rights, no assurance can be given that the steps taken by the Company will be adequate to protect its proprietary rights. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured, or sold, including Asia and Europe, may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The Company has from time to time discovered counterfeit copies of its products being manufactured or sold by others. Although the Company maintains an active program to detect and deter the counterfeiting of its products, should counterfeit products become available in the market to any significant degree it could materially adversely affect the business or operating results of the Company.


         From time to time, third parties may assert exclusive patent, copyright and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business or operating results.

         Need for Interoperability. The Company's products must be designed to interoperate effectively with a variety of hardware and software products supplied by other manufacturers, including microprocessors, peripherals and operating system software. The Company depends on significant cooperation with these manufacturers in order to achieve its design objectives and produce products that interoperate successfully. While the Company believes that it generally has good relationships with leading system, peripheral and microprocessor suppliers, there can be no assurance that such suppliers will not from time to time make it more difficult for the Company to design its products for successful interoperability or decide to compete with the Company.

         Volatility of Stock Price. The market price of the Notes could be significantly affected by changes in the market price of the Common Stock. The stock market in general, and the market for shares of technology companies in particular, have from time to time experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by the Company, its competitors or its customers may have a significant impact on the market price of the Company's Common Stock. Furthermore, quarter-to-quarter fluctuations in the Company's results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets, or other factors, may have a significant impact on the market price of the Company's Common Stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of the Company's Common Stock and, in turn, the price of the Notes, to fluctuate substantially over short periods.

         Subordination. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness. The Indenture does not prohibit or limit the incurrence of additional indebtedness by the Company or its subsidiaries and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. As of December 27, 1996, the Company had $5.1 million of indebtedness outstanding that would have constituted Senior Indebtedness (excluding accrued interest and Senior Indebtedness constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with generally accepted accounting principles). In addition, the Notes are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. As of December 27, 1996, subsidiaries of the Company had outstanding $22.9 million of aggregate liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with generally accepted accounting principles). See "Description of Notes -- Subordination."

         Limitations on Repurchase of Notes. Upon a Change of Control (as defined), each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes tendered by the Holders thereof. In addition, the terms of the Company's existing primary bank facility prohibit the Company from repurchasing any Notes and also provide that under certain circumstances a Change of Control would constitute an event of default thereunder. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes by the terms of any indebtedness, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a further default under the Company's existing bank facility and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of Notes. See "Description of Notes -- Repurchase at Option of Holders."

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Notes or the Common Stock issuable upon conversion thereof by the Selling
Securityholders.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ADPT." The following table shows for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq National Market.

                                                    HIGH              LOW
                                                 -----------      -----------
           FISCAL YEAR ENDED MARCH 31, 1995
             First quarter ................      $  9 3/4         $ 7
             Second quarter ...............        10 5/8           8 1/8
             Third quarter ................        12 3/8           8 5/8
             Fourth quarter ...............        18 1/2           10 7/8
           FISCAL YEAR ENDED MARCH 31, 1996
             First quarter ................        19 15/16         14 5/8
             Second quarter ...............        23 5/8           17 1/4
             Third quarter ................        24 3/16          17 13/16
             Fourth quarter ...............        28 3/16          17 9/16
           FISCAL YEAR ENDED MARCH 31, 1997
             First quarter ................        30 3/4           22 5/16
             Second Quarter ...............        29 13/16         17 1/2
             Third Quarter ................        41 1/8           29 1/6
             Fourth Quarter ...............        46 7/8           35 1/8


         On April 2, 1997, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $35.75 per share. As of December 27, 1996, there were approximately 768 holders of record of the Company's Common Stock.


                                 DIVIDEND POLICY

         The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain all future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data of Adaptec, Inc., insofar as it relates to each of the fiscal years ended March 31, 1992 through March 31, 1996, has been derived from the audited consolidated financial statements of Adaptec, including the consolidated balance sheets at March 31, 1995 and 1996 and the related consolidated statements of operations and of cash flows for each of the three fiscal years in the period ended March 31, 1996 and the related notes thereto included herein. The consolidated financial data as of December 27, 1996 and for the nine months ended December 29, 1995 and December 27, 1996 are derived from unaudited condensed consolidated financial statements included herein, which include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the consolidated financial position and the consolidated results of operations for these periods. Operating results for the nine months ended December 27, 1996 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                                                                               Nine Months Ended
                                                                    Year Ended March 31,                   -------------------------
                                                 --------------------------------------------------------- December 29, December 27,
                                                    1992        1993        1994        1995        1996        1995        1996
                                                 ---------   ---------   ---------   ---------   --------- ------------ ------------
                                                                  (in thousands, except ratio and per share data)
STATEMENT OF OPERATIONS DATA:
  Net revenues ..........................        $ 150,315   $ 311,339   $ 372,245   $ 466,194   $ 659,347   $ 463,322   $ 668,760
  Cost of revenues ......................           84,549     174,179     189,526     205,596     275,939     193,526     281,735
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Gross profit ........................           65,766     137,160     182,719     260,598     383,408     269,796     387,025
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Operating expenses:
    Research and development ............           17,514      26,324      39,993      60,848      87,628      60,488      93,339
    Sales and marketing .................           21,338      32,525      46,192      58,737      81,548      58,200      79,914
    General and administrative ..........           10,517      15,568      19,399      23,229      35,784      23,976      34,988
    Write-off of acquired in-process
      technology and other ..............               --          --          --          --      52,313      52,313      80,663
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------

      Total operating expenses ..........           49,369      74,417     105,584     142,814     257,273     194,977     288,904
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income from operations ..............           16,397      62,743      77,135     117,784     126,135      74,819      98,121
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Shareholder settlement ................               --          --      (2,409)         --          --          --          --
  Interest income .......................            3,248       4,078       5,183       7,932      12,694       9,087       7,990
  Interest expense ......................             (159)       (967)     (1,306)     (1,179)       (840)       (674)       (597)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Interest income, net ..................            3,089       3,111       1,468       6,753      11,854       8,413       7,393
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income before income taxes ..........           19,486      65,854      78,603     124,537     137,989      83,232     105,514
  Provision for income taxes ............            4,872      16,464      19,653      31,135      34,614      20,925      44,779
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income ............................        $  14,614   $  49,390   $  58,950   $  93,402   $ 103,375   $  62,307   $  60,735
                                                 =========   =========   =========   =========   =========   =========   =========
Net income per share ....................        $    0.18   $    0.48   $    0.55   $    0.88   $    0.95   $    0.57   $    0.53
                                                 =========   =========   =========   =========   =========   =========   =========
Weighted average shares
 outstanding ............................           83,328     103,304     107,204     106,714     109,138     108,794     114,002
                                                 =========   =========   =========   =========   =========   =========   =========
Ratio of earnings to fixed
 charges(1) .............................            26.4x       46.5x       43.6x       64.4x       67.8x       51.7x        61.7x


                                                          March 31,
                                         -------------------------------------------  December 27,
                                           1992    1993     1994      1995    1996       1996
                                         -------  -------  -------  -------  -------  ------------
BALANCE SHEET DATA:
 Working capital ...................... $101,116 $191,693 $243,451 $294,058 $334,989   $374,707
 Total assets .........................  138,615  282,896  358,475  435,708  646,486    726,487
 Long-term debt, net of current
portion ...............................      423   14,450   11,050    7,650    4,250      1,700
 Shareholders' equity .................  117,742  225,155  297,616  371,644  511,945    611,999


----------
(1) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated pre-tax income plus fixed charges and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under leases deemed by the Company to be representative of the interest factor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below, under "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

         The following table sets forth certain operating data as a percentage of net revenues for the periods indicated.

                                                                                                          Nine Months Ended
                                                             Year Ended March 31,                   ----------------------------
                                            ------------------------------------------------------    December 29,  December 27,
                                            1992        1993         1994         1995        1996        1995          1996
                                            ----        ----         ----         ----        ----  --------------  ------------

     Net revenues ...................        100%        100%         100%         100%        100%        100%        100%
     Cost of revenues ...............         56          56           51           44          42          42          42
                                            ----        ----         ----         ----        ----        ----        ----
        Gross profit ................         44          44           49           56          58          58          58
     Operating expenses:
        Research and development ....         12           9           11           13          13          13          14
        Sales and marketing .........         14          10           12           13          13          13          12
        General and administrative ..          7           5            5            5           5           5           5
        Write-off of acquired in-
            process technology and
            other....................         --          --           --           --           8          11          12
                                            ----        ----         ----         ----        ----        ----        ----
             Total operating
                 expenses ...........         33          24           28           31          39          42          43
                                            ----        ----         ----         ----        ----        ----        ----
        Income from operations ......         11          20           21           25          19          16          15
     Shareholder settlement .........         --          --           (1)          --          --          --          --
     Interest income, net of
            interest expense ........          2           1            1            2           2           2           1
                                            ----        ----         ----         ----        ----        ----        ----

        Income before income taxes ..         13          21           21           27          21          18          16
     Provision for income taxes .....          3           5            5            7           5           5           7
                                            ----        ----         ----         ----        ----        ----        ----
     Net income .....................         10%         16%          16%          20%         16%         13%          9%
                                            ====        ====         ====         ====        ====        ====        ====


NINE MONTHS ENDED DECEMBER 27, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 29, 1995

         Net revenues increased 44% to $669 million in the first nine months of fiscal 1997 from $463 million in the corresponding period of fiscal 1996. This growth was primarily attributable to increased shipments of the Company's host adapters and proprietary ICs for mass storage devices. These increases were primarily the result of the continued growth in the markets for high-performance PCs and servers for networking applications, continued demand for SCSI in the client/server environment and an increase in the use of diverse peripherals in microcomputer systems.

         Gross margins for the first nine months of fiscal 1997 were unchanged at 58% compared with the same period in fiscal 1996. For the nine months ended in fiscal 1997, gross margins were positively affected by decreased manufacturing costs, which were offset by the mix of products shipped.

         Research and development expenses as a percentage of net revenues were 14% during the first nine months of fiscal 1997 compared to 13% for the same period in fiscal 1996. Actual spending for research and development increased from the corresponding period of fiscal 1996 by 54% to $93 million in the first nine months of fiscal 1997. This increased spending was a result of the Company's continued development of products for emerging standards such as Firewire and Fibre Channel, networking products, various peripheral technology solutions, and its ongoing commitment to enhance its core SCSI business.

         Sales and marketing expenses decreased to 12% of revenues for the nine months of fiscal 1997 compared to 13% for the same period in fiscal 1996. Actual sales and marketing expenses increased from the corresponding period of fiscal 1996 by 37% to $80 million in the first nine months of fiscal 1997. The increase in actual spending was primarily a result of advertising and promotional programs aimed at introducing new technologies and generating demand for the Company's products and increased staffing levels to support the continued growth of the Company.

         General and administrative expenses as a percentage of net revenues in the first nine months of fiscal 1997 remained relatively consistent with the comparable fiscal 1996 period. Actual spending increased from the prior period primarily due to costs associated with increased staffing levels to support the Company's growth.

         During the first nine months of fiscal 1997, the Company acquired Western Digital's Connectivity Solutions Group ("CSG"), certain technologies from Corel, Inc. ("Corel"), Data Kinesis, Inc. ("DKI"), and Sigmax Technology, Inc. ("Sigmax") for an aggregate purchase price of $106 million in cash and stock. These acquisitions were accounted for using the purchase method of accounting. Among the assets acquired was in-process technology, resulting in an aggregate write-off of $79 million. In fiscal 1997, the Company acquired all of the outstanding capital stock of Cogent Data Technologies, Inc. ("Cogent") in a $68 million stock transaction. Cogent provides high-performance Fast Ethernet products for the networking market. The Company recorded this acquisition using the pooling method of accounting and recorded acquired assets and assumed liabilities at their book values as of the acquisition date. The results of operations for Cogent for the three year period ended March 31, 1996 were immaterial relative to the Company's financial statements. Also in connection with its acquisition of Cogent Data Technologies, Inc. ("Cogent"), the Company incurred $1.7 million in professional fees, which have been recorded in "write-off of acquired in-process technology and other."

         Interest income, net of interest expense, decreased 12% to $7.4 million in the first nine months of fiscal 1997 compared to the same period in fiscal 1996. This was due to lower cash, cash equivalents and marketable securities balances in fiscal 1997 primarily as a result of the Company's various strategic acquisitions and payments made to secure additional capacity for wafer fabrication.

         The Company's tax provision for the first nine months of fiscal 1997 was $45 million or 42% of income before income taxes. The higher effective tax rate for the nine month period ended December 27, 1996 primarily resulted from the write-off of in-process technology for which the Company will receive no corresponding tax benefit. Excluding the effect of the write-off of in-process technology, the Company's effective tax rate was 25% for the nine month period ended December 27, 1996. The difference between the Company's normal 25% rate and the U.S. statutory rate is primarily due to income earned in Singapore, where the Company is subject to a significantly lower effective tax rate.

FISCAL 1996 COMPARED TO FISCAL 1995

         Adaptec experienced growth worldwide as net revenues increased 41% to $659 million in fiscal 1996 from $466 million in fiscal 1995. The Company's continued increase in net revenues was driven by growth of client/ server networking environments, complex microcomputer-based applications requiring high-performance I/O, and the expanded adoption of various peripheral devices. This growth combined with the Company's market leadership in SCSI solutions resulted in increased net revenues from the Company's host adapters. During the year, the Company also began shipping products incorporating newer technologies such as RAID, ATM and CD-Recordable (CD-R) software. Fiscal 1996 net revenue from sales of mass storage integrated circuits also increased from the prior year as the Company benefitted from next-generation design wins for higher capacity disk drives that are required for advanced applications.

         Gross margin of 58% in fiscal 1996 increased from 56% in fiscal 1995. Gross margin was favorably affected by the increased revenues from the Company's higher margin products. The Company's focus on design for manufacturability allowed it to continue to experience efficiencies in the manufacturing process and accelerate time to customer volume.

         Research and development expenditures in fiscal 1996 were $88 million, an increase of 44% over fiscal 1995. As a percentage of net revenues, research and development expenses were 13% for both fiscal 1996 and fiscal 1995. The Company's research and development efforts continue to be focused on solutions which enhance performance in single-user desktop, enterprise-wide computing, and networked environments. This commitment included investing in its current core SCSI business as well as several emerging technologies including RAID, CD-R, ATM, and I/O standards such as Firewire and Fibre Channel. The Company believes these expenditures, consisting primarily of increased staffing levels, have allowed the Company to maintain its position in technology leadership and product innovation.

         Sales and marketing expenses increased to $82 million in fiscal 1996, an increase of 39% over fiscal 1995. As a percentage of net revenues, sales and marketing expenses were 13% in both fiscal 1996 and fiscal 1995. The increase in actual spending was a result of advertising and promotional programs aimed at generating demand in the consumer and enterprise computer markets and increased staffing levels to support the continued growth of the Company. The Company's promotional and advertising programs have allowed it to leverage its brand image around the globe.

         General and administrative expenses as a percentage of net revenues were consistent at 5% for both fiscal 1996 and fiscal 1995. Actual spending increased from fiscal 1995, primarily due to increased staffing to support the continued growth of the Company.

         During fiscal 1996, the Company acquired Trillium Research, Inc., Future Domain Corporation, Incat Systems Software, USA, Inc., and Power I/O, Inc. These acquisitions were accounted for using the purchase method of accounting. Among the assets acquired was in-process technology, resulting in write-offs totaling $52 million. Excluding these write-offs, the Company's results of operations for fiscal 1996 were not materially affected by these acquisitions.

         Interest income, net of interest expense, was $12 million in fiscal 1996, an increase of $5 million over fiscal 1995. The increase was primarily due to the increase in cash and cash equivalents and marketable securities.

         The Company's effective tax rate for fiscal 1996 was 25%, the same as fiscal 1995. During fiscal 1996, the Company concluded negotiations with the Singapore government extending the tax holiday for the Company's manufacturing subsidiary. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax for a period of 10 years, subject to certain conditions. In addition, profits derived from the

Company's remaining products will be taxed at a rate of 15%, which is lower than the Singapore statutory rate of 27%, through fiscal 1998.

Fiscal 1995 Compared to Fiscal 1994

         Net revenues increased 25% to $466 million in fiscal 1995 from $372 million in fiscal 1994. The continued adoption of SCSI in PC's resulted in increased sales of the Company's SCSI host adapter products across all performance ranges. Additionally, demand for the Company's host adapters was driven by the growing use of servers where SCSI usage approaches 100%. During fiscal 1995, the Company introduced several new IOware(R) solutions ranging from connectivity products for the single-user and small-office markets, to high-performance products for enterprise-wide computing and networked environments. The market acceptance of the Company's high-performance host adapters for the PCI local bus market resulted in the fastest product ramp in the Company's history. The Company's fiscal 1995 revenue from mass storage ICs was comparable to the prior year. The Company believes this was due to the timing of design win cycles at original equipment manufacturers ("OEMs") coupled with significant fluctuations in demand experienced in the disk drive market. During fiscal 1995 the Company won key designs for next-generation products at major OEMs in the Pacific Rim.

         Gross margin of 56% in fiscal 1995 increased from 49% in fiscal 1994. Gross margin was favorably affected by the increased revenues from the Company's higher margin SCSI host adapters. The Company also continued to experience component cost reductions and manufacturing efficiencies, including the move of the IC production test facility to Singapore where costs are lower. This also allowed the Company to shorten the manufacturing cycle time and better serve its customers.

         Research and development expenditures in fiscal 1995 were $61 million, an increase of 52% over fiscal 1994. As a percentage of net revenues, research and development expenses increased to 13% in fiscal 1995 compared to 11% in fiscal 1994. This was primarily due to increased staffing levels. The Company continued to invest in its SCSI products, where it has captured a leadership position by improving system performance as the computer industry has become more I/O intensive with more powerful CPUs, multitasking operating systems, and a new generation of intelligent peripherals. While SCSI solutions remained the core of the Company's business, fiscal 1995 saw the Company broaden its portfolio of solutions to include ATM, RAID, serial I/O and infrared technology.

         Sales and marketing expenses increased to $59 million in fiscal 1995, an increase of 27% over fiscal 1994. As a percentage of net revenues, fiscal 1995 sales and marketing expenses were 13% compared to 12% in fiscal 1994. The increase in actual spending was a result of increased staffing levels to support the continued growth of the Company, including expansion of the Company's international sales and marketing infrastructure. Additionally, increases in advertising and promotional expenses were aimed at strategies to further accelerate and expand SCSI acceptance in the marketplace and drive demand for the Company's products.

         General and administrative expenses as a percentage of net revenues in fiscal 1995 were consistent with fiscal 1994 at 5%. Actual spending increased from fiscal 1994, primarily due to increased staffing to support the continued growth of the Company.

         Interest income, net of interest expense, was $7 million in fiscal 1995, an increase of $5 million over fiscal 1994. The increase was primarily due to the increase in cash and cash equivalents and marketable securities coupled with slightly higher average yields on cash and investment balances.

         The Company's effective tax rate for fiscal 1995 was 25%, the same as fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

         Net cash generated by operations for the first nine months of fiscal 1997 was $165 million compared with $98 million for the same period in fiscal 1996. During the first nine months of fiscal 1997, the majority of funds generated from operations resulted from $61 million of net income adjusted by non-cash items including a non-recurring write-off of acquired in-process technology of $77 million (net of taxes), and depreciation and amortization of $20 million. Also, contributing to favorable operating cash flows was a $26 million increase in accrued liabilities mainly resulting from increased staffing and the timing of federal income tax payments. Primarily offsetting these items was an increase in accounts receivable of $17 million resulting from the timing and increases of shipments during the third fiscal quarter.

Investing Activities

         During the first nine months of fiscal 1997, the Company paid cash of $89 million towards the acquisitions of CSG, DKI, Sigmax, and certain technologies from Corel. The Company also continued to invest in equipment for product development, IC testing, board-level production, and made various building and leasehold improvements to its facilities. The Company may also make investments for increased capacity for wafer fabrication or acquisitions of complementary businesses, products, or technologies. During the first nine months of fiscal 1997, the Company continued to invest proceeds from operating activities in marketable securities consisting mainly of various U.S. government and municipal securities and used proceeds from the sale of marketable securities primarily for acquisitions, equipment purchases, and to obtain guaranteed future wafer capacity.

Financing Activities

         During February 1997, the Company completed an offering of $230 million of convertible subordinated notes. The Notes bear interest at 4 3/4%, mature in February 2004 and are convertible into the Company's Common Stock at $51.66 per share.

         In connection with an agreement with TSMC that ensures availability of a portion of the Company's wafer capacity for both current and future technologies, the Company paid a short-term note of $46 million due to TSMC. In return for this pre-payment, the Company will receive guaranteed future wafer capacity and a discount on purchases that exceed certain prescribed minimum quantities. Additionally, in connection with this agreement, the Company will receive access to future process technology.

         Subsequent to December 27, 1996, the Company entered into an agreement with Lucent Technologies Inc. ("Lucent") to sell equipment that it had previously purchased in connection with a separate agreement that ensured availability of certain levels of wafer capacity from Lucent. This agreement cancels the initial capacity agreement and requires Lucent to purchase the equipment from the Company at agreed upon installments over a twelve month period.

         During the first nine months of fiscal 1997, the Company received proceeds from common stock issued under its employee stock option and employee stock purchase plans totaling $21 million.

         The Company believes its existing working capital, expected cash flows from operations and available sources of bank, equity, debt and equipment financing, will be sufficient to support its operations at least through fiscal 1998.

                                    BUSINESS

         Adaptec is a leading supplier of bandwidth management solutions that significantly enhance total system performance by increasing the data transfer rates between PCs, servers, peripherals and networks. The Company's products include host adapters, which are primarily based on the SCSI standard, peripheral technology solutions, consisting primarily of ASIC controllers for hard disk and CD-ROM drives and network products, which include ATM and Fast Ethernet adapters. Adaptec provides its customers with complete solutions, consisting of hardware, software, and firmware, which are incorporated into the products of substantially all of the major Intel-based PC and server manufacturers worldwide.

INDUSTRY BACKGROUND

         A number of trends are driving the need to increase effective I/O bandwidth between PCs, servers, peripherals and networks: (i) the introduction of increasingly powerful CPUs, which require more rapidly accessed and intelligently managed data to function at their optimal performance level, (ii) new advanced operating systems, such as Windows NT and Windows 95 that allow for faster I/O and multitasking, (iii) the growth of data-intensive software applications, such as graphics and video, which require significantly more bandwidth, (iv) the proliferation of client/server networks, the Internet and corporate intranets, which is in turn driving growth in the number and processing power of servers, and (v) growth in high performance peripherals, such as high capacity hard disk drives, scanners, CD-ROMs, and new CD-R and DVD drives. These factors have created a rapid increase in the transfer of data between desktop PC's, servers, peripherals and networks, resulting in substantial I/O and network bottlenecks.

         Industry standards have been developed to enable I/O to keep up with these trends, of which the most important for high performance applications is SCSI (Small Computer System Interface). SCSI has become the industry standard I/O bus specification for high performance systems. SCSI allows the "intelligent" transfer of data between computers, peripherals and networks by enabling multitasking and by offloading the system CPU from I/O management.

         SCSI solutions include an application specific integrated circuit ("ASIC"), which can be incorporated onto the motherboard or placed on a board for add-in applications, and firmware and software for operating system drivers, peripheral drivers and I/O utilities. Nearly all servers utilize SCSI, and as many as 10% of desktop PCs now incorporate SCSI, with this percentage expected to increase as microprocessors become more powerful and as more complex, data-intensive applications are performed on the desktop.

         In addition to SCSI, other high-performance, standards-based host adapter solutions, such as Firewire and Fibre Channel, are emerging in support of new applications. Firewire is today primarily used with consumer peripherals, such as digital cameras and professional video editing systems, and should benefit as the convergence of computers and consumer electronics continues at a rapid pace. Fibre Channel is a bus technology targeted for applications with very high-capacity I/O demands, such as data warehousing and video server applications.

         The increase in the usage of data is also creating demand for increasing amounts of data storage as well as new high-capacity peripheral devices. Virtually every microcomputer is shipped with mass storage peripherals such as hard disk drives, CD-ROMs and more recently DVD-ROMs. Each peripheral requires an ASIC controller to manage the operations of that peripheral and to interface with the system bus. Recently, new peripherals, such as CD-ROMs and removable storage devices, have been increasingly used alongside hard disks to provide additional storage capacity. Such devices frequently have SCSI interfaces. In addition, the increasing need for mass storage is also driving the need for controller solutions which can support multi-gigabyte drives.

         Another I/O-related market that is benefiting from the need for increased bandwidth is the market for network interface cards that reside on servers and PCs and use such standards as ATM and Fast Ethernet. ATM is a high speed standard which is designed to be suitable for all types of applications and mixed data types, from simple text to video. ATM is based on a packet switching architecture that allows for "bandwidth- on-demand" and faster performance than Ethernet, but requires substantial network upgrading. Fast Ethernet provides a low-cost, high-speed bandwidth solution to the already installed base of Ethernet networks.

PRODUCTS

         The Company's products are designed and manufactured using a core set of technologies and resources. The Company's semiconductor technology design centers develop products for all markets the Company serves. The Company continues to utilize a process called concurrent engineering, in which manufacturing, marketing and engineering work together early in the development cycle, to meet the demands of emerging technologies as well as decrease the "time to volume" of product shipments. The Company maintains an Internet Web site to provide its customers with detailed company and product information.

Board-based I/O Solutions

         The Company's board-based I/O solutions, which include SCSI host adapters, ATM and Fast Ethernet network interface cards, and related firmware and software, meet the demanding I/O and connectivity requirements of enterprise servers, high-performance desktop and portable computers, and technical workstations across all important microprocessor-based platforms.

         The Company's board-based I/O products, which incorporate the Company's proprietary single chip architectures and an extensive array of related software products, provide customers the most comprehensive board-based I/O solutions available in the markets it serves. The Company provides bus mastering, SCSI host adapters that manage all I/O processing activity, thereby freeing the CPU to perform other operations. The Company offers these host adapters across all ranges of bus architectures including PCI, ISA, EISA, VL, PCMCIA and Micro Channel. The Company also provides non-bus mastering host adapters that provide standardized SCSI connectivity between the CPU and its peripherals. Demand for the Company's board-based I/O solutions has increased with the continued adoption of SCSI as the high-performance I/O standard in personal computing. Additionally, demand is being driven by the increased use of servers where SCSI usage approaches 100%. To meet this increased demand, the Company continues to develop and market I/O solutions meeting specific OEM requirements and turnkey kits for the distributor channels. These kits include a SCSI host adapter and related software that enable end-users to more readily connect SCSI peripherals to their microcomputer.

         The Company has undertaken numerous initiatives to increase the accessibility, ease of use and versatility of the SCSI standard. Advanced SCSI Programming Interface ("ASPI"), an industry standard developed by the Company, enables users to integrate high-performance SCSI peripherals with microcomputers using popular operating systems, such as DOS, Windows, Windows 95, Windows NT, NetWare, OS/2 and UNIX. In addition, the Company is engaged in strategic relationships with leading operating system vendors, such as IBM, Microsoft and Novell, resulting in joint development projects to embed the Company's software within their operating systems. The Company has also developed several software utilities such as Adaptec EZ-SCSI and SCSIselect products, which simplify connecting a SCSI host adapter and peripherals to a microcomputer system. The Company has developed and continues to develop products for emerging standards such as Firewire and Fibre Channel.

         The proliferation of client server architectures, the Internet and corporate intranets have caused both the expansion and upgrading of corporate networks, thereby creating demand for more powerful bandwidth management solutions for networked environments. In fiscal 1996, the Company began shipping its family of ATM network interface cards ("NICs"), which provide a very robust solution for managing mixed data types such as graphics, video and voice. As a result of the acquisition of Cogent in fiscal 1997, the Company has expanded its product offerings to include a family of Fast Ethernet NICs which provide a high performance solution to the installed base of servers used in Ethernet networks.

Integrated Circuits

         The Company develops proprietary ICs for use in mass storage devices and microcomputer systems and for use in its own board-based SCSI host adapters and NICs. Adaptec's proprietary ICs provide innovative solutions for managing complex I/O functions in high-performance microcomputer and storage applications. Working closely with customers, the Company provides complete solutions that include sophisticated ICs, firmware and software that optimize overall subsystem design.

         The Company's current IC products include SCSI and EIDE programmable storage controllers, single-chip SCSI host adapters and single-chip "RAID-on-the-motherboard" solutions. All of the Company's IC products are developed using advanced design technologies to meet market requirements for higher levels of physical integration, increased functionality and performance. The Company's programmable SCSI and EIDE storage controllers are typically configured to address specific customer requirements in the mass storage market and are used primarily in high capacity hard disk drives as well as non-hard disk drives. The Company's SCSI host adapter ICs incorporate similar technology and are used by system manufacturers to embed SCSI on the system motherboard.

RESEARCH AND DEVELOPMENT

         The Company believes research and development is fundamental to its success, especially in integrated circuit design, software development and I/O solutions that encompass emerging technologies. The development of proprietary integrated circuits that support multiple architectures and peripheral devices requires a combination of engineering disciplines. In addition, extensive knowledge of computer and subsystem architectures, expertise in the design of high-speed digital ICs circuits and knowledge of operating system software is essential. The Company's research and development efforts continue to focus on the development of complete solutions that include proprietary ASICs, firmware and software that support multiple architectures and peripheral devices. These I/O solutions facilitate high-speed data transfer rates, which are essential to the enhanced performance of client/server networking environments, applications requiring high-performance I/O, and the adoption of various peripheral devices.

         The Company continues to leverage its technical expertise and product innovation capabilities to address I/O solutions across a broad range of users and platforms. The Company also continues to invest significant resources to develop products for its core SCSI business. Additionally, the Company is investing in newer products and technologies, including ATM, RAID, CD-R, Firewire and Fibre Channel.

         Approximately 25% of the Company's employees are engaged in research and development, of which approximately 50% are engaged in software development. In fiscal 1996, 1995 and 1994, the Company spent approximately $88 million (13% of net revenues), $61 million (13% of net revenues), and $40 million (11% of net revenues), respectively, for research and development.

MARKETING AND CUSTOMERS

         The Company believes it has successfully positioned itself as a leading supplier of a full range of I/O solutions providing bandwidth management. The Company sells its products through a direct sales force to substantially all major server and PC manufacturers, as well as most of the major electronic distributors worldwide. The Company works closely with its OEM customers on the design of current and next generation products to meet the specific requirements of system integrators and end users. The Company provides its OEM customers with extensive applications and system design support. The Company also sells board-based products to end users through major computer product distributors and provides technical support to its customers worldwide.

         The Company's OEM customers include Acer, Compaq, Digital Equipment Corporation, Dell Computer Corporation, Fujitsu, Gateway 2000, Hewlett-Packard Company, IBM Corporation, Intel Corporation, Iomega, Maxtor Corporation, NEC Technologies, Samsung, Siemens Nixdorf and Toshiba America. The Company's major distributors include Actebis, Computer 2000, Gates/Arrow, Ingram Micro, Merisel, Nissho, and Tech Data. In fiscal 1996, sales to Nissho represented 10% of net revenues. In fiscal 1995 and 1994 no customer accounted for more than 10% of the Company's net revenues.

         The Company emphasizes solution-oriented customer support as a key element of its marketing strategy and maintains technical applications groups in the field as well as at the Company's headquarters. Support provided by these groups includes assisting current and prospective customers in the use of the Company's products, writing application notes and conducting seminars for system designers. The systems-level expertise and software experience of the Company's engineering staff are also available to customers with particularly difficult I/O design problems. A high level of customer support is also maintained through technical support hotlines, electronic bulletin boards and dial-in-fax capability.

         International net revenues accounted for approximately 56%, 62% and 58% of net revenues in fiscal 1996, 1995, and 1994, respectively. Sales of the Company's products internationally are subject to certain risks common to all export activities, such as governmental regulation and the risk of imposition of tariffs or other trade barriers. Sales to customers are primarily denominated in U.S. dollars.

COMPETITION

         The Company's principal competitors in the host adapter market are Symbios Logic, Inc., a subsidiary of Hyundai Electronics America, and other smaller host adapter manufacturers. The Company's competitive strategy is to continue to leverage its technical leadership and concentrate on the most technology-intensive solutions. To address the competitive nature of the business the Company designs advanced features into its products, with particular emphasis on data transfer rates, software-defined features and compatibility with major operating systems and most peripherals. The Company believes the principal competitive factors in this market are performance, a comprehensive array of solutions ranging from connectivity products for the personal computing market to high performance products for the enterprise-wide computing and networked environments, product features, brand awareness, financial resources and technical and administrative support. The Company believes that it presently competes favorably with respect to each of these factors.

         The Company's principal competitors in the mass storage market are captive suppliers and Cirrus Logic, Inc. The Company believes that its competitive strengths in the mass storage market include its systems level expertise, integrated circuit design capability and substantial experience in I/O applications. The Company believes the principal competitive factors in achieving design wins are performance, product features, price, quality and technical and administrative support. The Company believes that it presently competes favorably with respect to each of these factors.

         The markets for the Company's products are highly competitive and are characterized by rapid technological advances, frequent new product introductions and evolving industry standards. The Company's competitors continue to introduce products with improved performance characteristics and its customers continue to develop new applications. As the Company has continued to broaden its bandwidth management product offerings into the desktop, server and networking environments, it has experienced, and expects to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter its markets. Some of these companies have greater technical, marketing, manufacturing and financial resources than the Company. The Company will have to continue to develop and market appropriate products to remain competitive. The Company believes one of the significant factors in its competitive success is its continued commitment of significant resources to research and development.

BACKLOG

         The Company's backlog was approximately $138 million at December 27, 1996. This backlog figure includes only orders scheduled for shipment within six months, of which the majority are scheduled for delivery within 90 days. The Company's customers may cancel or delay purchase orders for a variety of reasons, including rescheduling of new product introductions and changes in inventory policies and forecasted demand. Accordingly, the Company's backlog as of any particular date may not be indicative of the Company's actual sales for any succeeding fiscal period.

MANUFACTURING

         The Company's Singapore manufacturing facility produces and tests high volume host adapter products. The Singapore facility has earned ISO 9001 certification, a stringent quality standard that has become a requirement for doing business globally. By establishing this facility in Singapore in 1988, the Company has experienced lower costs, shorter manufacturing cycle times, and improved service to customers. The Company's products make extensive use of standard logic, printed circuit boards and random access memory supplied by several outside sources.

         All semiconductor wafers used in manufacturing the Company's products are processed to its specifications by outside suppliers. The Company believes that its current wafer volume and manufacturing technology requirements are best met with subcontracting relationships. In fiscal 1996, the Company secured capacity through an agreement with Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") that ensures availability of a portion of the Company's wafer capacity for both current and future technologies. Under this agreement, which is effective through 2001, the Company made advance payments totaling $66 million. This agreement is in addition to an existing deposit and supply agreement with TSMC which expires in June 1997.

EMPLOYEES

         At December 27, 1996, the Company had 2,652 employees, including 697 in engineering, 1,172 in manufacturing (including 997 at its Singapore facility), 122 in customer technical support, 203 in marketing, 189 in sales, and 269 in finance and administration. The Company's continued success will depend in large measure on its ability to attract and retain highly skilled employees who are in great demand. None of the Company's employees are represented by a labor union.

PATENTS AND LICENSES

         The Company believes that patents are of less significance in its industry than such factors as innovative skills, technological expertise and marketing abilities. However, the Company encourages its engineers to document patentable inventions and has applied for and continues to apply for patents both in the United States and in foreign countries when it deems it to be advantageous to do so. There can be no assurance that patents will be issued or that any patent issued will provide significant protection or could be successfully defended.

         As is the case with many companies in the electronics industry, it may be desirable in the future for the Company to obtain technology licenses from other companies. The Company has occasionally received notices of claimed infringement of intellectual property rights and may receive additional such claims in the future. The Company evaluates all such claims and, if necessary, will seek to obtain appropriate licenses. There can be no assurance that any such licenses, if required, will be available on acceptable terms.

PROPERTIES

         The Company owns six buildings (approximately 375,000 square feet) in Milpitas, California which are primarily used by the Company for corporate offices, research, manufacturing, marketing and sales. The Company leases another building which is mainly occupied to support administrative and sales functions. The Company also leases facilities in Boulder, Colorado (47,000 square feet), Irvine, California (82,000 square feet) and Hudson, Wisconsin (5,000 square feet) and Nashua, New Hampshire (17,102 square feet) to support technical design efforts and sales.

         Adaptec Manufacturing Singapore is located in two leased facilities (approximately 150,000 square feet). The two buildings are used by the Company for research, manufacturing and sales. The Company also leases ten sales offices in the United States, and one sales office each in Brussels, Belgium; Munich, Germany; Bretonneux, France; Fleet, England; Singapore; Seoul, Korea; Taiwan; and Tokyo, Japan. The Tokyo office also provides technical design efforts and technical support with the Brussels office providing technical support to Europe. The Company believes its existing facilities and equipment are well maintained and in good operating condition and believes its manufacturing facilities, together with the use of independent manufacturers where required or desirable, will be sufficient to meet its anticipated manufacturing needs through fiscal 1998.

         During fiscal 1996, the Company acquired a parcel of land in Fremont, California for approximately $12 million cash to support anticipated future growth. The Company's future facilities requirements will depend upon the Company's business and, the Company believes additional space, if required, may be obtained on reasonable terms.

LEGAL PROCEEDINGS

         The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names of the Directors and executive officers of Adaptec, Inc., their ages as of March 31, 1997 and certain information about them are set forth below.

  NAME OF DIRECTORS AND EXECUTIVE OFFICERS     AGE         PRINCIPAL OCCUPATION
------------------------------------------     ---   ---------------------------------------------------------------------------
John G. Adler                                  60    Chairman of the Board of Directors
F. Grant Saviers                               52    President and Chief Executive Officer of the Company
Robert N. Stephens                             51    Chief Operating Officer
Andrew J. Brown                                37    Vice President, Corporate Controller and Principal Accounting Officer
Richard J. Clayton                             56    Vice President and General Manager
Michael G. Fisher                              38    Vice President and General Manager
Richard S. Gourley                             44    Vice President, Worldwide Sales
Paul G. Hansen                                 49    Vice President of Finance, Chief Financial Officer and Assistant Secretary
Drew Hoffman                                   40    Vice President and General Manager
E.J. Tim Harris                                49    Vice President of Administration
Sam Kazarian                                   54    Vice President of Operations
Christopher G. O'Meara                         39    Vice President and Treasurer
Subramanian Sundaresh                          40    Vice President and General Manager
Henry P. Massey, Jr.                           57    Secretary
Laurence B. Boucher                            54    Director
Carl J. Conti                                  59    Director
John East                                      52    Director
Robert J. Loarie                               54    Director
B.J. Moore                                     61    Director
W. Ferrell Sanders                             60    Director
Phillip E. White                               54    Director

         Except as set forth below, each of the Directors and executive officers has been engaged in his principal occupation described above during the past five years. These is no family relationship between any director or executive officer of Adaptec.

         Mr. Adler served as President of Adaptec from May 1985 to August 1992, as Chief Executive Officer from December 1986 to July 1995, as a director since February 1986 and as Chairman of the Board of Directors since May 1990.

         Mr. Saviers has served as President and Chief Executive Officer of Adaptec since August 1992 and July 1995 respectively, and was Chief Operating Officer from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its personal computer systems and peripherals operation.

         Mr. Stephens has served as Chief Operating Officer since November 1995. From 1993 to 1995, he founded, and served as Chairman for Power I/O Corporation. From 1990 to 1993, Mr. Stephens held the position of President and CEO of Emulex Corporation.

         Mr. Brown has served as Corporate Controller and Principal Accounting Officer since May 1994. From July of 1988 to April of 1994 he served in various financial roles with the Company, the most recent as Operations Accounting Controller.

         Mr. Clayton has served as Vice President and General Manager since May 1996. From October 1995 until February 1996 he served as Vice President of AVID Technology Corp. and from January 1984 until February 1996 he served as Vice President of Thinking Machines Corp.

         Mr. Fisher has served as Vice President and General Manager since November 1994. Between May 1994 and October 1994 he held the position of General Manager, Mass Storage Electronics Product Group. Before then, Mr. Fisher held the position of Director of Hard Disk Drive Products at Exar Corporation from November 1990 until 1994.

         Mr. Gourley has served as Vice President, Worldwide Sales since April 1996. From September 1994 to April 1996 he was Senior Director at Oracle; from May 1993 to August 1994 served as Segment Manager, Client/Server at IBM; April 1991 to April 1993 as Branch Manager of Silicon Valley at IBM.

         Mr. Hansen, a certified public accountant, has served as Vice President of Finance and Chief Financial Officer since January 1988, after serving as Corporate Controller from March 1985 to December 1987 and Director of Accounting from March 1984 to 1985.

         Mr. Harris has served as Vice President of Administration since December 1996. From January 1984 to November 1996, he served in various positions at Novell, Inc. most recently as Senior Vice President, Human Resources.

         Mr. Hoffman has served as Vice President and General Manager since August 1995. Mr. Hoffman served as Vice President, Engineering of Eschelon Systems Corp. from 1991 to 1995.

         Mr. Kazarian has served as Vice President of Operations since May 1990. Before joining Adaptec, he served as Executive Vice President and Chief Operating Officer at Rugged Digital Systems from January 1988 to April 1990.

         Mr. O'Meara has served as a Vice President since July 1992 and as Treasurer since April 1989. Between May 1988 and April 1989, Mr. O'Meara served as the Company's Director of Financial Planning.

         Mr. Sundaresh has served as Vice President and General Manager since February 1994. From March of 1993 until January of 1994 he served as Director of Marketing. From 1991 to 1993 he served as Director of PC Marketing at Hyundai Electronics America.

         Mr. Massey has served as Secretary since November 1989. For more than the last five years, Mr. Massey has been a practicing lawyer and a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm and general outside counsel to the Company.

         Mr. Boucher has served as President from December 1987 to June 1995, as Chief Executive Officer from December 1987 to January 1996, Chairman of the Board of Directors from February 1994 to June 1996, and a director since 1987 of Auspex Systems, Inc., a manufacturer of computer systems. He is a founder of Adaptec and served as Chairman of the Board of Directors from May 1981 to May 1990 and as Chief Executive Officer from May 1981 to December 1986.

         Mr. Conti is an independent management consultant. From 1959 to 1991, he held a variety of technical and managerial positions with International Business Machines Corporation, a manufacturer of computer hardware and software, concluding with four years as a Senior Vice President.

         Mr. East has, since December 1988, served as a director, President and Chief Executive Officer of Actel Corporation, a manufacturer of field programmable gate arrays.

         Mr. Loarie has, since August 1992, served as a principal of Morgan Stanley & Co. Incorporated, a diversified investment firm, and as a general partner of certain venture capital investment partnerships affiliated with Morgan Stanley. Prior to that time and for more than the previous five years, Mr. Loarie was a general partner of Weiss, Peck & Greer, an investment management firm, and of several venture capital partnerships affiliated with Weiss Peck & Greer. Mr. Loarie is also a director of Telcom Semiconductor, Inc. and Aurum Software, Inc.

         Mr. Moore is an independent management consultant. Mr. Moore served as President of Outlook Technology, Inc., a company engaged in the development, manufacture and marketing of digital test instrumentation, from February 1986 to July 1991. Mr. Moore is also a director of Dionex Inc.

         Mr. Sanders has served as a general partner of Asset Management Co. since February 1989 and served as a senior associate of Asset Management Co. from March 1987 to February 1989. Mr. Sanders is also a director of Solectron Corporation.

         Mr. White has served as President, Chief Executive Officer, director, and Chairman of the Board of Informix Software, Inc., a software company, since January 1989. Prior to that time and for more than the last five years, Mr. White was President of Wyse Technology, Inc., a manufacturer of computers and computer terminals. Mr. White is also a director of Legato Systems, Inc.

COMPENSATION OF DIRECTORS

Cash Compensation

         Non-employee directors receive $3,000 per fiscal quarter and $2,000 for each meeting of the Board of Directors attended other than telephonic meetings and are reimbursed for their expenses incurred in attending meetings of the Board of Directors. Directors do not receive compensation for committee or telephonic meetings. Employee directors do not receive additional compensation for attendance at Board Meetings.

1990 Directors' Option Plan

        Non-employee directors also receive stock options under the Company's 1990 Directors' Option Plan (the "Directors' Plan"). The Directors' Plan was adopted and approved by the shareholders of the Company in 1990. A total of 2,200,000 shares of Common Stock have been reserved for issuance under the Directors' Plan, as it has been subsequently amended. The Directors' Plan provides for the grant of non-statutory stock options to non-employee directors of the Company. All eligible directors are granted an option to purchase 40,000 shares of Common Stock on the date on which such person first becomes a director (the "Initial Option"), whether through election by the shareholders or appointment by the Board to fill a vacancy. On March 31 of each year, each non-employee director is granted an additional option to purchase 10,000 shares of Common Stock ("Annual Options"). Initial Options and Annual Options granted before March 31, 1997 become exercisable for 25% of the shares subject to the option on the first anniversary of the date of grant and for 6.25% of the shares subject to the option for each full calendar quarter thereafter that the optionee remains a director. Annual Options granted on or after March 31, 1997 become exercisable for 25% of the shares subject to the option for each full calendar quarter that the optionee remains a director after the date of grant. The per share exercise price of options is established at the fair market value of the Company's Common Stock on the date the option is granted. Options granted prior to March 31, 1997 have a term of five years; all subsequent options have a term of ten years.

         Directors Conti and East were granted options to purchase 80,000 shares of Common Stock on November 1, 1995 at $22.25 and on December 7, 1995 at $22.25, respectively. Pursuant to the Directors' Plan, Directors Boucher, Conti, East, Loarie, Moore, Sanders and White were granted options to purchase 20,000 shares of Common Stock each on March 29, 1996 at an exercise price of $24.125 per share.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of seven meetings during the fiscal year ended March 31, 1996. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee of the Board of Directors consists of Messrs. Loarie, Sanders and Saviers and held six meetings during the last fiscal year. Mr. Adler resigned from the committee during the fiscal year. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

         The Compensation Committee of the Board of Directors consists of Messrs. East, Moore and White and held three meetings during the last fiscal year. Mr. Boucher resigned from the Committee during the fiscal year. The Compensation Committee establishes the Company's executive compensation policy, determines the salary and bonuses of the Company's executive officers and recommends to the Board of Directors stock option grants for executive officers.

         The Nominating Committee consists of Messrs. Moore and Sanders. The Nominating Committee is responsible for reviewing qualifications for possible Board membership and recommending candidates for election to the Board of Directors. The Nominating Committee held two meetings during fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Neither B. J. Moore, John East nor Phillip E. White, the members of the Company's Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee.

EXECUTIVE COMPENSATION

         The table below sets forth information for the three most recently completed fiscal years concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company in the fiscal year ended March 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION  LONG-TERM COMPENSATION
                                               ------------------- ------------------------
                                                                    RESTRICTED  SECURITIES
                                       FISCAL    SALARY    BONUS      STOCK     UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION          YEAR       ($)    ($)(1)     AWARD ($)   OPTIONS(#)  COMPENSATION($)(2)
-------------------------------------  ------  --------  --------  -----------  -----------  ------------------
John G. Adler .......................   1996   $494,135  $558,000        --       120,000          $4,080
  Chairman and former Chief Executive   1995    450,000   625,000        --       400,000           3,720
   Officer                              1994    420,000   315,000        --       320,000           3,720

F. Grant Saviers ....................   1996    468,462   533,000        --       279,200           2,520
  President, Chief Executive Officer    1995    350,000   475,000        --       400,000           2,780
   and Chief Operating Officer          1994    310,000   235,000        --       160,000           1,260

John D. Hamm ........................   1996    229,711   260,750        --       107,600              54
  Vice President and General            1995    215,000   322,500        --       100,000              48
   Manager(4)                           1994    180,000   135,000        --       100,000              36

Paul G. Hansen ......................   1996    229,615   259,500        --       107,600           1,380
  Vice President, Finance and Chief     1995    222,115   291,058        --       100,000           1,260
   Financial Officer                    1994    190,000   145,000        --        80,000           1,260

Sam Kazarian ........................   1996    214,712   243,500        --       105,800           2,520
  Vice President, Operations            1995    200,000   270,000        --       120,000           2,280
                                        1994    174,615   110,000        --        80,000           2,280

Subramanian Sundaresh ...............   1996    199,327   221,250  $ 19,992(3)     48,000             332
  Vice President and General Manager    1995    165,000   140,000        --       100,000             475
                                        1994    104,115    50,000        --       168,000             540


----------
(1) In each case, the fiscal year 1995 bonus amounts include an amount equal to one-half of the individual's base salary for fiscal year 1995 that was accrued but not paid by the Company in fiscal year 1995. Half of such amounts were paid to the individuals at the end of fiscal year 1996 and the remaining half will be paid at the end of fiscal year 1997 if the individual remains in the employ of the Company at that date.

(2)  Life insurance premiums.

(3) Represents the grant of 784 Incentive Stock Units pursuant to the Company's 1990 Stock Plan. On the first and second anniversaries of the date of grant, if Mr. Sundaresh is still in the employ of the Company, the Company will redeem one-half of the Incentive Stock Units by giving Mr. Sundaresh either 392 shares of Common Stock of the Company or the fair market value of such shares at the Company's discretion. The value of the grant is based on the fair market value of 784 shares of the Company's Common Stock on the date of grant. As of the March 31, 1996, Mr. Sundaresh held 784 Incentive Stock Units with a value of $18,914 (based on the fair market value of the Company's Common Stock on that date).

(4)  Mr. Hamm resigned from the Company on August 30, 1996.

         The table below provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1996 to the persons named in the Summary Compensation Table:


                        OPTION GRANTS IN LAST FISCAL YEAR

                    INDIVIDUAL GRANTS
---------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                        NUMBER OF                                             ANNUAL RATES OF STOCK
                        SECURITIES   % OF TOTAL                                PRICE APPRECIATION
                        UNDERLYING    OPTIONS                                 FOR OPTION TERM(3)(4)
                         OPTIONS     GRANTED TO   EXERCISE OR              ----------------------------
                         GRANTED    EMPLOYEES IN   BASE PRICE  EXPIRATION
           NAME            (#)      FISCAL YEAR     ($/SH)        DATE        5%($)             10%($)
---------------------   ----------  ------------  -----------  ----------  ----------------------------
John G. Adler .......   120,000(1)      2.6%       $ 22.38      8/24/05    $1,688,582        $4,279,199
F. Grant Saviers ....   200,000(1)      4.4          22.38      8/24/05     2,814,303         7,131,998
                         79,200(2)      1.7          28.00      3/22/00     1,394,637         3,534,283
John D. Hamm ........    80,000(1)      1.7          22.38      8/24/05     1,125,721         2,852,799
                         27,600(2)      0.6          28.00      3/22/00       486,010         1,231,644
Paul G. Hansen ......    80,000(1)      1.7          22.38      8/24/05     1,125,721         2,852,799
                         27,600(2)      0.6          28.00      3/22/00       486,010         1,231,644
Sam Kazarian ........    80,000(1)      1.7          22.38      8/24/05     1,125,721         2,852,799
                         25,800(2)      0.5          28.00      3/22/00       454,313         1,151,320
Subramanian
    Sundaresh .......    40,000(1)      0.8          22.38      8/24/05       562,861         1,426,400
                          8,000(2)      0.2          28.00      3/22/00       140,872           356,998


----------
(1) These options were granted pursuant to the Company's 1990 Stock Plan. The option exercise prices were at the fair market value of the Company's Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 12.5% of the shares subject to the option six months after the date of grant and at the rate of 6.25% of the shares subject to the option at the end of each of the next 14 quarters. To the extent exercisable at the time of employment termination, options may be exercised for an additional three months unless termination is the result of total and permanent disability, in which case the options may be exercised within six months following termination, or unless termination is the result of death, in which case unvested options become exercisable to a maximum of 50,000 shares per individual and may be exercised within six months following death by the individual's estate or other successor.

(2) These options were granted pursuant to the Company's 1990 Stock Plan. The option exercise prices were at 110% of the fair market value of the Company's Common Stock on the date of grant. All options expire 4 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. 50% of the options subject to the grant become exercisable one year after the date of the grant with the remaining 50% becoming exercisable two years after the date of grant. To the extent exercisable at the time of employment termination, options may be exercised for an additional three months unless termination is the result of total and permanent disability, in which case the options may be exercised within six months following termination, or unless termination is the result of death, in which case unvested options become exercisable to a maximum of 50,000 shares per individual and may be exercised within six months following death by the individual's estate or other successor.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

         The table below provides the specified information concerning the exercise of options to purchase the Company's Common Stock in the fiscal year ended March 31, 1996 and the unexercised options held as of March 31, 1996 by the persons named in the Summary Compensation Table.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                 SHARES                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                ACQUIRED                     UNDERLYING UNEXERCISED          IN-THE-MONEY
                                   ON           VALUE         OPTIONS AT FY-END (#):      OPTIONS AT FY-END ($):
      NAME                     EXERCISE(#)  REALIZED($)(1)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
-----------------------------  -----------  --------------  -------------------------  ----------------------------
John G. Adler ..............    454,898      $7,082,720          15,000/526,250          $  26,250/$6,654,258
F. Grant Saviers ...........    100,000       2,037,440         523,346/646,768           8,585,137/6,427,230
John D. Hamm(3) ............     20,000         472,813         218,126/209,474           3,956,639/1,838,361
Paul G. Hansen .............     50,000       1,060,938         130,000/197,600           2,037,813/1,644,688
Sam Kazarian ...............      2,488          46,483         146,144/211,424           2,326,389/1,874,494
Subramanian Sundaresh ......     20,000         266,188         115,500/180,500           1,713,406/2,091,531

----------
(1) Market value of underlying securities on date of exercise, minus the exercise or base price.

(2) Market value of underlying securities at fiscal year end, minus the exercise or base price.

(3)  Mr. Hamm resigned from the Company on August 30, 1996.


CHANGE IN CONTROL ARRANGEMENTS

         The Company's 1990 Stock Plan authorizes the acceleration or payment of awards and related shares in the event of a Change in Control as defined in the Plan. Such acceleration or payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Internal Revenue Code of 1986 as amended (the "Code"), which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the participant's employer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal 1996, the Company purchased approximately $291,532 of computer equipment in the ordinary course of business from Auspex Systems, Inc., a supplier of computer network file servers. Mr. Boucher is the Chairman of the Board of Directors and a shareholder of Auspex Systems, Inc.

                             PRINCIPAL SHAREHOLDERS

         The table below sets forth as of May 31, 1996 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                   SHARES     APPROXIMATE
                                                                BENEFICIALLY    PERCENT
                    NAME OF PERSON OR IDENTITY OF GROUP           OWNED(1)       OWNED
-------------------------------------------------------------   ------------  -----------
FMR Corp.(2) ................................................   11,958,720     11.2%
  82 Devonshire Street
  Boston, MA 02109-3614
John G. Adler ...............................................      260,638         *
Laurence B. Boucher .........................................       16,290         *
Carl J. Conti ...............................................            0         *
John East ...................................................            0         *
John D. Hamm(3) .............................................      226,014         *
Paul G. Hansen ..............................................      115,162         *
Sam Kazarian ................................................      173,372         *
Robert J. Loarie ............................................      132,854         *
B.J. Moore ..................................................       95,820         *
W. Ferrell Sanders ..........................................      109,750         *
F. Grant Saviers ............................................      603,502         *
Subramanian Sundaresh .......................................      119,114         *
Phillip E. White ............................................       22,500         *
All current directors and officers as a group (19 persons) ..    1,975,174       1.8


----------
*    Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. Amounts shown include the following number of shares, options for which are presently exercisable or will become exercisable within 60 days of May 31, 1996: Mr. Adler, 112,500; Mr. Boucher, 16,250; Mr. Conti, 0; Mr. East, 0; Mr. Hamm, 205,626; Mr. Hansen, 113,750; Sam Kazarian, 172,394; Mr. Loarie, 53,750; Mr. Moore, 53,750; Mr.
     Sanders, 33,750; Mr. Saviers, 498,952; Mr. Sundaresh, 115,750; Mr. White, 22,500; and all current officers and directors as a group, 1,485,284.

(2) Includes 9,305,540 shares beneficially owned by Fidelity Management & Research Company as a result of serving as investment advisor to various registered investment companies and 2,452,780 shares beneficially owned by Fidelity Management Trust Company as a result of serving as trustee or managing agent for various private investment accounts. FMR Corp. has sole voting power with respect to 1,223,980 shares and sole dispositive power with respect to 11,758,320 shares.

(3) Includes 10,666 shares held in the name of Mr. Hamm's wife. Mr. Hamm resigned from the Company on August 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value, of which 250,000 shares are designated Series A Participating Preferred Stock, $.001 par value (the "Series A Preferred").

COMMON STOCK

         As of December 27, 1996, there were 110,956,012 shares of Common Stock outstanding held of record by 768 registered shareholders.

         Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote in the election of directors. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Notes will be, fully paid and non-assessable.

         The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

PREFERRED STOCK

         As of December 27, 1996, there were no shares of Preferred Stock outstanding. The Preferred Stock may be issued from time to time in one or more series. The Company's Board of Directors has authority to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. Except in accordance with the Rights Plan (described below), the Company has no present plans to issue any shares of Preferred Stock.

Preferred Share Rights Plan

         On April 25, 1989, the Board of Directors of the Company declared a dividend of one common share purchase right (a "Right" or "Rights" collectively) for each outstanding share of Common Stock, $.001 par value (the "Common Shares"), of the Company. The dividend was paid on May 9, 1989 to shareholders of record at the close of business on that date, and Rights have been issued in connection with all Common Shares issued since that date. On December 5, 1996, the Company and ChaseMellon Shareholder Services, LLC (the "Rights Agent") entered into the Second Amended and Restated Rights Agreement (the "1996 Rights Agreement") which, under the circumstances described below, entitles the registered holder of a Right to purchase from the Company one one-thousandth of a share of Series A Preferred at a price of $180.00 (the "Exercise Price"), subject to adjustment.

         The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights ("Rights Certificates") will not be sent to shareholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) the tenth day (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares, or (ii) 10 days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares. The earlier of such dates is referred to as the "Distribution Date."

         As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements, unless any such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) December 5, 2006 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

         Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $180.00 per Right, one one-thousandth of a share of the Series A Preferred. In the event that the Company does not have sufficient Series A Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Series A Preferred for which the Rights would have been exercisable under this provision or as described below.

         Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 20% or more of the Company's Common Shares then outstanding (other than pursuant to a Permitted Offer), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances as determined by the Board of Directors, cash, other property or other securities) having a market value equal to two times the Exercise Price. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by the Company as set forth below.

         Similarly, unless the Rights are earlier redeemed, in the event that, after the Shares Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Exercise Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Rights will expire).

         A Permitted Offer means a tender offer for all outstanding Common Shares that has been made in the manner prescribed by Section 14(d) of the Securities and Exchange Act of 1934, as amended, and determined by a majority of the Continuing Directors to be fair and otherwise in the best interests of the Company and its stockholders. Where the Board of Directors has determined that a tender offer constitutes a Permitted Offer, the Rights will not become exercisable to purchase Common Shares or shares of the acquiring company (as the case may be) at the discounted price described above.

         At any time after the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right. At any time on or prior to the close of business on the earlier of (i) the tenth day following the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares (the "Shares Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

         The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the Company as set forth in the Rights Agreement. No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

         The Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a preferential liquidation payment equal to 1,000 times the per share amount to be distributed to the holders of the Common Shares. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which the Common Shares are changed or exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

         The description above is qualified in its entirety by the 1996 Rights Agreement which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture dated as of February 3, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Wherever particular provisions or defined terms of the Indenture (or of the forms of Notes which are a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety. As used in this "Description of Notes," the "Company" refers to Adaptec, Inc., a California corporation, and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

         The Notes represent general unsecured subordinated obligations of the Company and are convertible into Common Stock as described below under "--Conversion of Notes." The Notes will mature on February 1, 2004, unless earlier redeemed at the option of the Company or repurchased at the option of the holders upon a Change of Control.

         The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of debt by the Company or any of its subsidiaries. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase at Option of Holders" below.

         The Notes bear interest from the date of original issue at the annual rate set forth on the cover page hereof, payable semi-annually on February 1 and August 1, commencing on August 1, 1997, to Holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

         Unless other arrangements are made, interest will be paid by check mailed to holders entitled thereto, provided that with respect to any holder of Notes with an aggregate principal amount equal to or in excess of $5,000,000, at the request (such request to include appropriate wire instructions) of such holder in writing to the Trustee on or before the record date preceding any interest payment date, interest on such holder's Notes shall be paid by wire transfer in immediately available funds. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee or its agent in New York, New York.

CONVERSION OF NOTES

         The holders of Notes are entitled at any time on or after May 5, 1997 through the close of business on February 1, 2004, subject to prior redemption and repurchase, to convert any Notes or portions thereof (in denominations of $1,000 in principal amount or multiples thereof) into Common Stock at a conversion price of $51.66 per share, subject to adjustment as described below; provided that in the case of Notes called for redemption, conversion rights will expire immediately prior to the close of business on the last business day before the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of

Control may be converted only if such holder withdraws its election to exercise such repurchase option in accordance with the terms of the Indenture.

         Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any Common Stock issued. Holders of Notes at the close of business on a record date will be entitled to receive the interest payable on such Note on the corresponding interest payment date. However, Notes surrendered for conversion after the close of business on a record date and before the opening of business on the corresponding interest payment date must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless such Note is subject to redemption on a redemption date between such record date and the close of business on the business day following the corresponding interest payment date). The interest payment with respect to a Note called for redemption on a date during the period from the close of business on or after any record date to the close of business on the business day following the corresponding payment date will be payable on the corresponding interest payment date to the registered holder at the close of business on that record date (notwithstanding the conversion of such Note before the corresponding interest payment date) and a holder of Notes who elects to convert need not include funds equal to the interest paid. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the Common Stock on the last business day prior to the date of conversion.

         The conversion price is subject to adjustment by the Company (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution on the outstanding Common Stock, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants to purchase Common Stock at less than the current market price, (iii) certain subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of the Company as referred to in clause
(ii) of the third paragraph below) to all holders of Common Stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

         No adjustment will be made pursuant to clause (iv) of the preceding paragraph if the Company makes proper provision for each holder of Notes who converts a Note to receive, in addition to the Common Stock issuable upon such conversion, the kind and amount of assets (including securities) that the holder would have been entitled to receive if such holder had been a holder of the Common Stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by the Company to all holders of the Common Stock that entitle the holders thereof to purchase shares of the Company's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the Common Stock,
(ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to be distributed until the occurrence of the Triggering Event.

         Under the provisions of the Company's 1996 Rights Agreement, upon conversion of the Notes, the holders will receive, in addition to the Common Stock issuable upon such conversion, the Rights (whether or not the Rights have separated from the Common Stock at the time of the conversion). See "Description of Capital Stock -- Preferred Stock -- Preferred Share Rights Plan." In addition, the Indenture will provide that, if the Company implements a new shareholder rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights (whether or not such rights have separated from the Common Stock at the time of such conversion).

         In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or from par value to no par value or resulting from a subdivision or a combination) or (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, after giving effect to any adjustment event, assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shareholders.

         In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Tax Considerations -- U.S. Holders -- Adjustments to Conversion Price."

         The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Tax Considerations."

SUBORDINATION

         The payment of principal of, premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).

         In the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution in respect thereof (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness). The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

         The Company also may not make any payment upon or in respect of the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes are subordinated to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness) if (a) a default in the payment of the principal of, premium, if any, interest, rent under or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (b) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a person entitled to give such notice under the Indenture. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, and
(ii) in the case of a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received (or sooner, if such default is cured or waived), unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage based on a non-payment default may be commenced within 365 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

         "Senior Indebtedness" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of the Company's existing credit agreement and any other Indebtedness of the Company (including, without limitation, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Indebtedness does not include (v) Indebtedness evidenced by the Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company,
(x) Indebtedness of the Company to any subsidiary of the Company except to the extent such Indebtedness may have been pledged, assigned or otherwise transferred to a third party, (y) any indebtedness for the purchase of services, goods or materials if such indebtedness is a trade payable of the Company incurred in the ordinary course of business, except to the extent such indebtedness may have been pledged, assigned or otherwise transferred to a third party, and (z) any Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Notes.

         "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or entered into as part of a sale and buy back transaction, whether or not required to be capitalized, or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all Indebtedness constituting deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

         "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

         By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

         In the event that the Trustee (or paying agent if other than the Trustee) or any holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the Indenture, such payment shall be held in trust for the benefit of, and shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

         The Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through its subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, is partially dependent upon the earnings of the Company's subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

         Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         As of December 27, 1996, the Company had approximately $5.1 million of indebtedness outstanding that would have constituted Senior Indebtedness (excluding accrued interest and Senior Indebtedness constituting liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with generally accepted accounting principles). As of December 27, 1996, there was also outstanding approximately $22.9 million of aggregate liabilities of subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheets of such subsidiaries in accordance with generally accepted accounting principles) as to which the Notes would have been structurally subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION BY THE COMPANY

         The Notes are not redeemable at the option of the Company prior to February 3, 2000. At any time on or after that date, the Notes may be redeemed at the Company's option on at least 15 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), together with accrued interest to the date fixed for redemption if redeemed during the 12-month period beginning February 1 (beginning February 3, 2000 and ending January 31, 2001, in the case of the first such period):

                 YEAR                                 REDEMPTION PRICE
                 ----                                 ----------------
                 2000 ..............................       102.71%
                 2001 ..............................       102.04
                 2002 ..............................       101.36
                 2003 ..............................       100.68
and 100% at February 1, 2004.

         If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

         No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS

         Upon the occurrence of a Change of Control, each holder of Notes shall have the right, at the holder's option, to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions of the Indenture.

         A "Change of Control" means an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company (the "Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or
(iii) Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (i) the closing price per share of the Common Stock for any 5 trading days within the period of 10 consecutive trading days ending immediately after the announcement of such Change of Control shall equal or exceed 105% of the conversion price of the Notes in effect on such trading day or (ii) at least 90% of the consideration in the transaction or transactions constituting the Change of Control transaction consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted immediately following the Change of Control) and, as a result of such transaction or transactions, the Notes become convertible solely into such common stock (and any rights attached thereto).

         "Continuing Directors" shall mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of Notes, at such holder's address appearing in the security register, a notice stating, among other things, that a Change of Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

         No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts under the laws of the State of New York. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change of Control may have occurred (and, accordingly, as to whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

         Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time. In the event any of the provisions governing a Change of Control Offer conflict with the federal securities laws of the United States, such securities laws shall control.

         The right to require the Company to repurchase Notes as a result of a Change of Control could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all the Notes on the applicable purchase date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the shareholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

         The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. Moreover, certain transactions and events that would constitute an actual change of control may not be a Change of Control for purposes of the Indenture. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, the Company, its management or its subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets. There are no restrictions in the Indenture on the creation of Senior Indebtedness (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Notes.

         The Company's ability to repurchase Notes upon the occurrence of a Change of Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. Moreover, the terms of the Company's existing primary bank facility prohibit the repurchase of Notes by the Company or its subsidiaries, and the Company's ability to repurchase Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Change of Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change of Control would result in an Event of Default under the Indenture whether or not such repurchase is prohibited by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness or other indebtedness of the Company. Moreover, the occurrence of a Change of Control could result in an event of default under the Company's existing primary bank facility and may cause an event of default under terms of other indebtedness (including Senior Indebtedness) of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "-- Subordination"

MERGER, CONSOLIDATION AND SALE OF ASSETS

         The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to, any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor Company (if not the

Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Notes, including the conversion rights described above under "-- Conversion of Notes," (ii) immediately after giving effect to such transaction no default or Event of Default has occurred and is continuing and (iii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the Notes when required as described under "-Change of Control" (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default for 30 days in payment of any installment of interest on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the Holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the Holders of Notes to do so.

         The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the Holders of a majority in principal amount of Notes then outstanding.

         The Holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture. The Indenture provides that, subject to the duty of the Trustee following an Event of Default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Trustee receives satisfactory indemnity against any associated loss, liability or expense.

SATISFACTION AND DISCHARGE

         The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (iv) rights of Holders of Notes to convert to Common Stock, (v) rights, obligations and immunities of the Trustee under the Indenture and (vi) rights of the Holders of Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (A) the Company will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (C) (x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee upon delivery of notice and
(y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which the Company is a party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

MODIFICATIONS OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to repurchase Notes upon the happening of a Change of Control, impair or affect the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the Indenture in a manner adverse to the Holders of Notes or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the Holders of all of the Notes then outstanding.

         The Indenture also provides that the Company and the Trustee may amend the Indenture without the consent of any holder of the Notes under certain circumstances, (i) to cure any ambiguity, omission, defect or inconsistency,
(ii) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes or vice versa, (iv) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company, (v) to comply with any requirements of the Commission in connection with qualifying the Indenture under the Trust Indenture Act, or (vi) to make any change that does not adversely affect the rights of any Holder of the Notes.

GOVERNING LAW

         The Indenture will provide that the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

CONCERNING THE TRUSTEE

         State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee and/or its affiliates may in the future provide banking and other services to the Company in the ordinary course of their respective businesses.

                           CERTAIN TAX CONSIDERATIONS

GENERAL

         THE FOLLOWING IS A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AS OF THE DATE HEREOF. FOR PURPOSES OF THIS DISCUSSION, A "U.S. HOLDER" IS A HOLDER THAT IS AN INDIVIDUAL WHO IS A CITIZEN OR RESIDENT OF THE UNITED STATES, A CORPORATION OR A PARTNERSHIP THAT IS ORGANIZED UNDER THE LAWS OF THE UNITED STATES OR ANY STATE THEREOF OR AN ESTATE OR TRUST WHOSE INCOME IS INCLUDIBLE IN GROSS INCOME REGARDLESS OF ITS SOURCE. A "NON-U.S. HOLDER" IS A HOLDER THAT IS NOT A U.S. HOLDER. THIS SUMMARY APPLIES ONLY TO NOTES AND COMMON STOCK HELD AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). IT DOES NOT DISCUSS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES, SUCH AS FORMER CITIZENS OR LONG-TERM RESIDENTS OF THE UNITED STATES, DEALERS IN SECURITIES OR FOREIGN CURRENCIES, FINANCIAL INSTITUTIONS, LIFE INSURANCE COMPANIES, OR REGULATED INVESTMENT COMPANIES, OR TO HOLDERS WHOSE FUNCTIONAL CURRENCY IS NOT THE UNITED STATES DOLLAR OR WHO HOLD THE NOTES OR THE COMMON STOCK AS PART OF A SYNTHETIC SECURITY, CONVERSION TRANSACTION, OR CERTAIN "STRADDLE" OR HEDGING TRANSACTIONS.

         THE U.S. FEDERAL INCOME TAX AND ESTATE TAX CONSIDERATIONS SET FORTH BELOW ARE BASED UPON THE CODE AND REGULATIONS AND RULINGS AND JUDICIAL DECISIONS THEREUNDER AS OF THE DATE HEREOF. SUCH AUTHORITIES MAY BE REPEALED, REVOKED OR MODIFIED, POSSIBLY WITH RETROACTIVE EFFECT, SO AS TO RESULT IN U.S. FEDERAL INCOME TAX CONSEQUENCES DIFFERENT FROM THOSE PRESENTED BELOW.

U.S. HOLDERS

         Interest. Interest on a Note should be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

         Sale, Exchange or Retirement of a Note. A U.S. Holder should recognize gain or loss, if any, on the sale, retirement or other taxable disposition of a
Note in an amount equal to the difference, if any, between the U.S. Holder's adjusted tax basis in the Note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Notes, which should be treated as interest for U.S. federal income tax purposes). Subject to the market discount rules noted under "U.S. Holders -- Market Discount and Bond Premium" below, gain or loss, if any, recognized on the sale, retirement or other taxable disposition of a Note generally should be long-term capital gain or loss if the Note was held for more than one year as of the date of disposition.

         Market Discount and Bond Premium. If a U.S. Holder acquires a Note subsequent to its original issuance and the Note's stated redemption price at maturity exceeds the U.S. Holder's initial tax basis in the Note by more than a de minimis amount, the U.S. Holder should generally be treated as having acquired the Note at a "market discount" equal to such excess. In addition, if a U.S. Holder's initial tax basis in a Note exceeds the stated redemption price at maturity of the Note, the U.S. Holder should generally be treated as having acquired the Note with "bond premium" in an amount equal to such excess. U.S. Holders should consult their tax advisers regarding the existence, if any, and tax consequences of market discount and bond premium.

         Conversion of the Notes. A U.S. Holder should not recognize gain or loss upon conversion of the Notes into Common Stock. The U.S. Holder's tax basis in shares of Common Stock received upon conversion should be the same as the U.S. Holder's adjusted tax basis of the Notes converted (reduced by the portion of such basis allocable to any fractional Common Stock interest for which the U.S. Holder receives a cash payment from the Company). The holding period of the Common Stock received in the conversion should include the holding period of the Notes that were converted. A U.S. Holder generally should recognize gain (or loss) upon a conversion to the extent that any cash paid in lieu of a fractional share of Common Stock exceeds (or is less than) its tax basis allocable to such fractional share.

         Dividends. Dividends paid on Common Stock received upon conversion will be taxable to a U.S. Holder as ordinary income, to the extent paid out of the Company's current or accumulated earnings and profits. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally should be eligible for the 70% dividends received deduction.

         Sale of Common Stock. A U.S. Holder of Common Stock received on conversion who sells or otherwise disposes of such stock in a taxable transaction will recognize capital gain or loss equal to the difference between the cash and the fair market value of any property received on such sale and the U.S. Holder's tax basis in such stock. Such gain or loss will be long term gain or loss if the holding period for such Common Stock was more than one year.

         Adjustments to Conversion Price. Pursuant to Treasury Regulations promulgated under Section 305 of the Code, a U.S. Holder of a Note should be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Notes if (i) as a result of such adjustment, the proportionate interest of such U.S. Holder in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable, anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock into which the Notes are convertible. Thus, under certain circumstances, a decrease in the conversion price of the Notes may be taxable to a U.S. Holder of a Note as a dividend to the extent of the current or accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Notes to reflect distributions of stock dividends with respect to the Common Stock may result in a taxable dividend to the U.S. Holders of the Common Stock.

         Backup Withholding and Information Reporting. A U.S. Holder of a Note, or of Common Stock issued upon conversion of a Note, may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply at a rate of 31% with respect to dividends or interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, such Note or Common Stock, as the case may be, unless (i) such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable backup withholding rules.

NON-U.S. HOLDERS

         The Notes. The payment of interest on a Note should generally not be subject to U.S. federal income tax, if (1) the interest is not effectively connected with the conduct of a trade or business within the United States, (2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (3) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and
(4) either (i) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8 (or on a suitable substitute form) or
(ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payer with a copy thereof.

         A Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain or income realized in connection with (1) the conversion of a Note into Common Stock or (2) the sale, exchange, retirement, or other disposition of a Note unless (i) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, or (ii) the gain from the disposition is effectively connected to the conduct of a trade or business by the Non-U.S. Holder in the United States.

         A Note held directly by an individual who, at the time of death, is not a citizen or resident of the United States should not be includible in such individual's gross estate for U.S. estate tax purposes as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, if payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Even if the Note was includible in the gross estate under the foregoing rules, the Note may be excluded under the provisions of an applicable estate tax treaty.

         The Common Stock. In general, dividends (including any amounts that are treated as dividends as described above) paid to a Non-U.S. Holder of the Common Stock should be subject to U.S. federal income tax withholding at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payer. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

         Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding tax discussed above and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed Treasury Regulations not currently in effect, however, a Non-U.S. Holder of the Common Stock who wishes to claim the benefit of an applicable tax treaty rate would be required to satisfy applicable certification requirements. It is not certain whether, or in what form, the proposed Treasury Regulations will be adopted as final regulations.

         A Non-U.S. Holder of the Common Stock that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

         A Non-U.S. Holder of the Common Stock should generally not be subject to U.S. income or withholding tax on gain realized on the sale or exchange of such stock, unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met, or (ii) the gain from the disposition is effectively connected to the conduct of a trade or business by the Non-U.S. Holder in the United States.

         Common Stock held directly by an individual who at the time of death is not a citizen or resident of the United States will generally be includible in the gross estate of such individual for U.S. estate tax purposes, subject to contrary provisions of an applicable estate tax treaty.

         Backup Withholding and Information Reporting. Payments on the Notes made by the Company or any paying agent of the Company and payments of dividends on the Common Stock to certain noncorporate Non-U.S.

     Holders generally should be subject to information reporting and possibly to "backup withholding" at a rate of 31%. Information reporting and backup withholding do not apply, however, to payments made outside the United States by the Company or a paying agent on a Note or to payments of dividends on the Common Stock if the certification described under "Non-U.S. Holders -- The Notes" above is received, provided in each case that the payer does not have actual knowledge that the Holder is a U.S. Holder.

         Payment of proceeds from a sale of a Note or the Common Stock to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non U.S. status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a Note or the Common Stock to or through a foreign office of a "broker" (as defined in applicable U.S. Treasury Regulations) should not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income is from a U.S. trade or business, information reporting should apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are not met or the beneficial owner otherwise establishes an exemption.

         THE U.S. FEDERAL INCOME TAX AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INTENDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A PARTICULAR HOLDER'S SITUATION. PERSONS CONSIDERING A PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES AND THE COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN LAWS AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES (POSSIBLY INCLUDING RETROACTIVE, CHANGES) IN U.S. FEDERAL AND OTHER TAX LAWS.

                             SELLING SECURITYHOLDERS


         The Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act or in compliance with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Common Stock issued upon conversion of the Notes.

         The following table sets forth information with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Securityholders may offer all or some portion of the Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

         From time to time, Bear, Stearns & Co. has provided, and it continues to provide, investment banking services to the Company, for which it received or will receive customer fees. None of the other Selling Securityholders has had any position, office or other materials relationship with the Company or its affiliates within the last three years.

                                                                                       NUMBER OF SHARES OF COMMON STOCK
                                                              PRINCIPAL AMOUNT OF     ----------------------------------
                                                               NOTES BENEFICIALLY                        OFFERED SELLING
                                                                OWNED AND OFFERED     BENEFICIALLY        SECURITYHOLDER
                         NAME                                        HEREBY            OWNED(1)(2)           HEREBY(2)
---------------------------------------------------------     -------------------     ------------       ---------------
                                                                                          [TO BE ADDED BY AMENDMENT]
Any other holder of  Notes or future transferee from any
        such holder (3)(4) ..............................
                                                                   ----------          ----------            ----------
               Total ....................................
                                                                   ==========          ==========            ==========


(1) Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) Information concerning other Selling Securityholders will be set forth in Prospectus Supplements from time to time, if required.
(4) Assumes that any other holders of Notes or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

         The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

         Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and (g) other. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

         To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

         The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

         Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                                  LEGAL MATTERS

         The validity of the Notes and the Common Stock being offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

         The consolidated financial statements of Adaptec as of March 31, 1996 and 1995 and for each of the two fiscal years in the period ended March 31, 1996 included in this Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Adaptec, Inc. for the year ended March 31, 1994 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  ADAPTEC, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements:
   Report of Independent Accountants ..................................................     F-2
   Report of Independent Public Accountants ...........................................     F-3
   Consolidated Balance Sheets as of March 31, 1996 and 1995 ..........................     F-4
   Consolidated Statements of Operations for the three years ended March 31, 1996 .....     F-5
   Consolidated Statements of Changes in Shareholders' Equity for the three years ended
      March 31, 1996 ..................................................................     F-6
   Consolidated Statements of Cash Flows for the three years ended March 31, 1996 .....     F-7
   Notes to Consolidated Financial Statements .........................................     F-8

Unaudited Interim Financial Statements:
   Condensed Consolidated Balance Sheets as of December 27, 1996 and March 31, 1996 ...     F-18
   Condensed Consolidated Statements of Operations for the three and nine months ended
      December 27, 1996 and December 29, 1995 .........................................     F-19
   Condensed Consolidated Statements of Cash Flows for the nine months ended
      December 27, 1996 and December 29, 1995 .........................................     F-20
   Notes to Condensed Consolidated Financial Statements ...............................     F-21

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Adaptec, Inc.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Adaptec, Inc. and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                                        /s/ PRICE WATERHOUSE LLP

San Jose, California
April 22, 1996, except for Note 12 which is as of December 5, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Adaptec, Inc.:

         We have audited the consolidated statements of operations, shareholders'equity and cash flows of Adaptec, Inc. (a California corporation) and subsidiaries for the year ended March 31, 1994. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Adaptec, Inc. and subsidiaries for the year ended March 31, 1994 in conformity with generally accepted accounting principles.


                                                         /s/ ARTHUR ANDERSEN LLP

San Jose, California
April 25, 1994

                              ADAPTEC, INC.

                       CONSOLIDATED BALANCE SHEETS
                             (IN THOUSANDS)

                                                                         AS OF MARCH 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------

ASSETS
Current assets
  Cash and cash equivalents ....................................     $ 91,211     $ 66,835
  Marketable securities ........................................      204,283      179,911
  Accounts receivable, net of allowance for doubtful accounts of
  $4,220 in 1996 and $4,431 in 1995.............................       89,487       56,495
  Inventories ..................................................       55,028       31,712
  Prepaid expenses and other ...................................       25,271       15,519
                                                                     --------     --------
                Total current assets ...........................      465,280      350,472
Property and equipment, net ....................................       92,778       67,863
Other assets ...................................................       88,428       17,373
                                                                     --------     --------
                                                                     $646,486     $435,708
                                                                     ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt ............................     $  3,400     $  3,400
  Note payable .................................................       46,200           --
  Accounts payable .............................................       23,974       22,008
  Accrued liabilities ..........................................       56,717       31,006
                                                                     --------     --------
      Total current liabilities ................................      130,291       56,414
                                                                     --------     --------
Long-term debt, net of current portion .........................        4,250        7,650
                                                                     --------     --------
Commitments (Note 7)
Shareholders' equity:
  Preferred stock; $.001 par value
    Authorized shares, 1,000
    Outstanding shares, none ...................................           --           --
  Common stock; $.001 par value
    Authorized shares, 400,000
    Outstanding shares, 106,040 in 1996 and 103,354 in 1995 ....      182,932      140,191
  Retained earnings ............................................      329,013      231,453
                                                                     --------     --------
      Total shareholders' equity ...............................      511,945      371,644
                                                                     --------     --------
                                                                     $646,486     $435,708
                                                                     ========     ========


                             See accompanying notes.

                                  ADAPTEC, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                            YEAR ENDED MARCH 31,
                                                  ---------------------------------------
                                                    1996           1995           1994
                                                  ---------      ---------      ---------
Net revenues ................................     $ 659,347      $ 466,194      $ 372,245
Cost of revenues ............................       275,939        205,596        189,526
                                                  ---------      ---------      ---------
      Gross profit ..........................       383,408        260,598        182,719
                                                  ---------      ---------      ---------

Operating expenses:
  Research and development ..................        87,628         60,848         39,993
  Sales and marketing .......................        81,548         58,737         46,192
  General and administrative ................        35,784         23,229         19,399
  Write-off of acquired in-process
    technology ..............................        52,313             --             --
                                                  ---------      ---------      ---------
                                                    257,273        142,814        105,584
                                                  ---------      ---------      ---------
  Income from operations ....................       126,135        117,784         77,135
                                                  ---------      ---------      ---------
Shareholder settlement ......................            --             --         (2,409)
Interest income .............................        12,694          7,932          5,183
Interest expense ............................          (840)        (1,179)        (1,306)
                                                  ---------      ---------      ---------
                                                     11,854          6,753          1,468
                                                  ---------      ---------      ---------
  Income before income taxes ................       137,989        124,537         78,603
Provision for income taxes ..................        34,614         31,135         19,653
                                                  ---------      ---------      ---------
  Net income ................................     $ 103,375      $  93,402      $  58,950
                                                  =========      =========      =========
Net income per share ........................     $     .95      $     .88      $     .55
                                                  =========      =========      =========
  Weighted average number of common and
     common equivalent shares outstanding ...       109,138        106,714        107,204
                                                  =========      =========      =========


                             See accompanying notes.

                                  ADAPTEC, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                               COMMON STOCK
                                                          -----------------------      RETAINED
                                                           SHARES        AMOUNT        EARNINGS         TOTAL
                                                          --------      ---------      ---------      ---------

Balance, March 31, 1993 .............................      101,428      $ 124,806      $ 100,349      $ 225,155
  Sale of common stock under employee purchase and
    option plans ....................................        3,154          7,728             --          7,728
  Income tax benefit of employees' stock
    transactions.....................................           --          5,783             --          5,783
  Net income ........................................           --             --         58,950         58,950
                                                          --------      ---------      ---------      ---------

Balance, March 31, 1994 .............................      104,582        138,317        159,299        297,616
  Sale of common stock under employee purchase and
    option plans ....................................        2,852         11,245             --         11,245
  Income tax benefit of employees' stock
    transactions.....................................           --          5,929             --          5,929
  Repurchases of common stock .......................       (4,080)       (15,300)       (21,248)       (36,548)
  Net income ........................................           --             --         93,402         93,402
                                                          --------      ---------      ---------      ---------

Balance, March 31, 1995 .............................      103,354        140,191        231,453        371,644
  Sale of common stock under employee purchase and
    option plans ....................................        2,436         16,512             --         16,512
  Issuance of common stock in connection with
    acquisition .....................................          770         17,232             --         17,232
  Income tax benefit of employees' stock
    transactions.....................................           --         10,947             --         10,947
  Repurchases of common stock .......................         (520)        (1,950)        (5,815)        (7,765)
  Net income ........................................           --             --        103,375        103,375
                                                          --------      ---------      ---------      ---------

Balance, March 31, 1996 .............................      106,040      $ 182,932      $ 329,013      $ 511,945
                                                          ========      =========      =========      =========


                         See accompanying notes.

                                  ADAPTEC, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                            YEAR ENDED MARCH 31,
                                                                  --------------------------------------
                                                                     1996           1995          1994
                                                                  ---------      ---------      --------

Cash Flows from Operating Activities:
  Net income ................................................     $ 103,375      $  93,402      $ 58,950
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Write-off of acquired in-process technology,
      net of taxes...........................................        39,686             --            --
    Depreciation and amortization ...........................        17,593         15,662        11,489
    Provision for doubtful accounts .........................           250            150         2,069
    Changes in assets and liabilities net of the effect of
    acquisitions:
      Accounts receivable ...................................       (30,727)        (1,311)      (13,020)
      Inventories ...........................................       (20,516)         7,228        (5,563)
      Prepaid expenses ......................................        (8,973)           460        (5,470)
      Other assets ..........................................       (19,111)        (4,107)      (11,478)
      Accounts payable ......................................          (167)         2,354        (2,781)
      Accrued liabilities ...................................        21,969          4,251         8,867
                                                                  ---------      ---------      --------
  Net cash provided by operating activities .................       103,379        118,089        43,063
                                                                  ---------      ---------      --------
Cash Flows from Investing Activities:
  Purchase of Trillium, Future Domain and Power I/O,
    net of cash acquired ....................................       (31,177)            --            --
  Investments in property and equipment .....................       (39,748)       (31,576)      (17,314)
  Investments in marketable securities, net .................       (24,372)       (32,291)      (20,250)
                                                                  ---------      ---------      --------
  Net cash used for investing activities ....................       (95,297)       (63,867)      (37,564)
                                                                  ---------      ---------      --------

Cash Flows from Financing Activities:
  Proceeds from issuance of common stock ....................        27,459         17,174        13,511
  Repurchase of common stock ................................        (7,765)       (36,548)           --
  Principal payments on debt ................................        (3,400)        (3,400)       (2,968)
                                                                  ---------      ---------      --------
  Net cash provided by (used for) financing activities: .....        16,294        (22,774)       10,543
                                                                  ---------      ---------      --------
  Net increase in cash and cash equivalents .................        24,376         31,448        16,042
    Cash and cash equivalents at beginning of year ..........        66,835         35,387        19,345
                                                                  ---------      ---------      --------
    Cash and cash equivalents at end of year ................     $  91,211      $  66,835      $ 35,387
                                                                  =========      =========      ========


                             See accompanying notes.

                                  ADAPTEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Foreign currency transaction gains and losses are included in income as they occur. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition. The Company recognizes revenue generally at the time of shipment or upon satisfaction of contractual obligations. The Company records provisions for estimated returns at the time of sale.

         Fair Value of Financial Instruments. The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long-term debt also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

         Marketable Securities. At March 31, 1996, the Company's marketable securities are classified as available for sale and are reported at fair market value which approximates cost. Marketable securities with maturities after one through three years totaled $153,996,000 with all remaining securities maturing less than one year. Realized gains and losses are based on the book value of the specific securities sold and were immaterial during fiscal 1996, 1995 and 1994.

         Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade accounts receivable. The Company places its marketable securities primarily in municipal securities. The Company, by policy, limits the amount of credit exposure through diversification and investment in highly rated securities. Sales to customers are primarily denominated in U.S. dollars. As a result, the Company believes its foreign currency risk is minimal.

         The Company sells its products to original equipment manufacturers and distributors throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. There were no significant amounts charged to this allowance during the current year.

         Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market.

         Property and Equipment. Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121) which will be effective for the Company in fiscal 1997. The Company does not expect that adoption of SFAS 121 to have a material impact on its financial position or results of operations.

         Income Taxes. The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

         Net Income Per Share. Net income per share is computed under the treasury stock method using the weighted average number of common and common equivalent shares from dilutive options outstanding during the respective periods.

         Cash and Cash Equivalents. Cash and cash equivalents consist of funds in checking accounts, money market funds and marketable securities with original maturities of three months or less.

NOTE TWO: SUPPLEMENTAL FINANCIAL INFORMATION

  MARKETABLE SECURITIES
  (IN THOUSANDS)

                                                        1996           1995
                                                      --------       --------

    Municipal securities ......................       $203,305       $169,972
    U.S. Government securities and other ......            978          9,939
                                                      --------       --------
                                                      $204,283       $179,911
                                                      ========       ========


  INVENTORIES
  (IN THOUSANDS)

                                                        1996           1995
                                                      --------       --------

    Raw materials .............................       $ 23,415       $ 12,230
    Work-in-process ...........................         12,865          5,839
    Finished goods ............................         18,748         13,643
                                                      --------       --------
                                                      $ 55,028       $ 31,712
                                                      ========       ========

  PROPERTY AND EQUIPMENT
  (IN THOUSANDS)

                                                     LIFE             1996           1995
                                                 -------------     ---------      --------

   Land ....................................          --           $  25,154      $ 13,240
   Buildings and improvements ..............     5-40 years           20,328        18,088
   Machinery and equipment .................     3-5 years            59,290        42,810
   Furniture and fixtures ..................     3-8 years            22,944        17,005
   Leasehold improvements ..................     Life of lease         5,245         3,968
                                                                   ---------      --------
                                                                     132,961        95,111
   Accumulated depreciation and amortization                         (40,183)      (27,248)
                                                                   ---------      --------
                                                                   $  92,778      $ 67,863
                                                                   =========      ========

ACCRUED LIABILITIES
(IN THOUSANDS)

                                                          1996          1995
                                                        -------       -------

   Accrued compensation and related taxes .......       $22,440       $15,740
   Sales and marketing related ..................         7,443         4,877
   Tax related ..................................        16,218         5,746
   Other ........................................        10,616         4,643
                                                        -------       -------
                                                        $56,717       $31,006
                                                        =======       =======


SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
(IN THOUSANDS)

                                         1996           1995           1994
                                        -------        -------        -------

   Interest paid ...............        $   764        $ 1,125        $ 1,300
   Income taxes paid ...........         32,869         29,411         14,927


NOTE THREE: LINE OF CREDIT

         The Company has available an unsecured $17 million revolving line of credit which expires on December 31, 1997. Of the total line of credit available, $7 million has been issued as an irrevocable standby letter of credit to guarantee component purchases from a supplier (see Note 7) at a fee of 3/4% per annum. As of March 31, 1996, no borrowings were outstanding under this line of credit. The Company may select its own method of interest payment on borrowings based upon the bank's CD rate plus one percent, Eurodollar rate plus one percent or prime lending rate. A commitment fee of 1/4% per annum is payable on the unused line of credit. In addition, the arrangement requires the Company to comply with certain financial covenants. The Company was in compliance with all such covenants as of March 31, 1996.

NOTE FOUR: LONG-TERM DEBT

         The Company entered into a $17 million term loan agreement in June 1992 bearing interest at 7.65%, with principal and interest payable in quarterly installments of $850,000. All outstanding principal and accrued but unpaid interest is due and payable in June 1998. The arrangement requires the Company to comply with certain financial covenants. The Company was in compliance with all such covenants as of March 31, 1996.

NOTE FIVE: ACQUISITIONS

         During fiscal 1996, the Company acquired all of the outstanding capital stock of Future Domain, Power I/O, Trillium, and Incat for $25 million, $7 million, $3 million, and 770,000 shares of the Company's common stock with a fair market value of $17 million, respectively. Also in connection with the Incat acquisition, the Company will pay consideration, contingent upon certain future performance criteria. These companies design and develop high-performance I/O products, networking technologies and software for recordable CD peripherals for both the consumer and enterprise computing markets.

         The Company accounted for these acquisitions using the purchase method of accounting, and excluding the aggregate $52 million write-off of purchased in-process technology from these companies, the aggregate impact on the Company's results of operations from the acquisition date was not material.

         The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was based on independent appraisals and is summarized as follows:

                                                             (IN THOUSANDS)
                                                             --------------

         Tangible assets ................................       $ 8,108
         In-process technology ..........................        52,313
         Goodwill .......................................         8,200
                                                                -------
         Assets acquired ................................        68,621
                                                                -------
         Accounts payable and accrued liabilities .......         3,125
         Deferred tax liability .........................        12,627
                                                                -------
         Liabilities assumed ............................        15,752
                                                                -------
         Net assets acquired ............................       $52,869
                                                                =======


         Subsequent to year end, the Company acquired certain assets and the ongoing business of Western Digital's Connectivity Solutions Group (CSG), which primarily designs, manufactures and markets controller ICs for high-capacity disk drives. In connection with the acquisition, the Company was assigned capacity for wafer fabrication. The Company paid $33 million cash for CSG and will pay future consideration based on certain performance criteria. The Company will account for this acquisition using the purchase method of accounting and will evaluate the allocation of the purchase price to assets acquired, which includes in-process technology that will be written off. The results of operations for CSG were immaterial relative to the Company's financial statements.

         Also subsequent to year end, the Company acquired all of the outstanding capital stock of Cogent Data Technologies, Inc. (Cogent) in a $68 million stock transaction. Cogent provides high-performance Fast Ethernet products for the networking market. The Company will record this acquisition using the pooling method of accounting and will record acquired assets and assumed liabilities at their book values as of the acquisition date. The results of operations for Cogent for the three year period ended March 31, 1996 were immaterial relative to the Company's financial statements.

NOTE SIX: STOCK PLANS

         1986 EMPLOYEE STOCK PURCHASE PLAN. The Company has authorized 5,600,000 shares of common stock for issuance under the 1986 Employee Stock Purchase Plan (1986 Plan). Qualified employees may elect to have a certain percentage (not to exceed 10%) of their salary withheld pursuant to the 1986 Plan. The salary withheld is then used to purchase shares of the Company's common stock at a price equal to 85% of the market value of the stock at the beginning or ending of a three-month offering period, whichever is lower. Under this Plan, 278,550 shares were issued during fiscal 1996, representing approximately $4,578,000 in employee contributions.

         1990 STOCK PLAN. The Company's 1990 Stock Plan allows the Board of Directors to grant to employees, officers and consultants options to purchase common stock or other stock rights at exercise prices not less than 50% of the fair market value on the date of grant. The expiration of options or other stock rights is not to exceed ten years after the date of grant. To date, the Company has issued substantially all incentive and non-statutory stock options under this Plan at exercise prices of 100% of fair market value on the respective dates of grant. Generally, options vest and become exercisable over a four year period.

            Option activity under the 1990 Stock Plan is as follows:

                                                                    OPTIONS OUTSTANDING
                                                              --------------------------------
                                       OPTIONS AVAILABLE        SHARES              PRICE
                                       -----------------      ----------      ----------------

Balance, March 31, 1993............        4,560,824           7,502,104      $ 1.24 to $ 6.94
   Authorized .....................        4,000,000                  --                    --
   Granted ........................       (3,675,000)          3,675,000      $ 5.66 to $10.69
   Exercised ......................               --          (1,719,026)     $ 1.24 to $ 7.72
   Terminated .....................          661,324            (661,324)     $ 1.43 to $ 8.25
                                          ----------          ----------
Balance, March 31, 1994............        5,547,148           8,796,754      $ 1.24 to $10.69
   Authorized .....................        5,000,000                  --                    --
   Granted ........................       (3,829,000)          3,829,000      $ 7.82 to $17.94
   Exercised ......................               --          (1,861,148)     $ 1.24 to $10.69
  Terminated ......................        1,198,106          (1,198,106)     $ 1.42 to $13.82
                                          ----------          ----------
Balance, March 31, 1995............        7,916,254           9,566,500      $ 1.24 to $17.94
   Authorized .....................        4,387,800                  --                    --
   Granted ........................       (4,589,500)          4,589,500      $11.44 to $28.00
   Exercised ......................               --          (2,034,262)     $ 1.24 to $22.38
   Terminated .....................          482,076            (482,076)     $ 1.53 to $22.88
                                          ----------          ----------
Balance, March 31, 1996............        8,196,630          11,639,662      $ 1.24 to $28.00
                                          ==========          ==========


         At March 31, 1996, there were 3,913,534 exercisable options under this Plan at prices ranging from $1.24 to $22.94 per share.

         1990 DIRECTORS' OPTION PLAN. The 1990 Directors' Option Plan provides for the automatic grant to non-employee directors of non-statutory stock options to purchase common stock at the fair market value on the date of grant, which is generally the last day of each fiscal year except for the first grant to any newly elected director. Each current director receives an option at the end of each fiscal year for 10,000 shares, which vests and becomes exercisable over a four year period. Each newly elected director receives an initial option on the date of his or her appointment or election for 40,000 shares, which also vests and becomes exercisable over a four year period. The options expire five years after the date of grant.

         Option activity under the 1990 Directors' Option Plan is as follows:

                                                                    OPTIONS OUTSTANDING
                                                              --------------------------------
                                       OPTIONS AVAILABLE        SHARES              PRICE
                                       -----------------      ----------      ----------------


Balance, March 31, 1993............          80,000             315,000       $ 1.46 to $ 6.94
   Authorized .....................       1,000,000                  --                     --
   Granted ........................        (100,000)            100,000                 $ 9.19
   Exercised ......................              --             (10,000)                $ 1.46
                                          ---------            --------
Balance, March 31, 1994............         980,000             405,000       $ 1.46 to $ 9.19
   Granted ........................        (100,000)            100,000                 $16.50
   Exercised ......................              --             (42,500)      $ 1.46 to $ 6.94
                                          ---------            --------
Balance, March 31, 1995............         880,000             462,500       $ 1.46 to $16.50
   Granted ........................        (300,000)            300,000       $22.25 to $24.13
   Exercised ......................              --            (110,000)      $ 1.46 to $ 9.19
                                          ---------            --------
Balance, March 31, 1996............         580,000             652,500       $ 3.85 to $24.13
                                          =========            ========

         At March 31, 1996 there were 187,500 exercisable options under this Plan at prices ranging from $3.85 to $16.50 per share.

         At March 31, 1996, the Company has reserved the following shares of authorized but unissued common stock:

 1986 Employee Stock Purchase Plan ......................             1,738,374
 1990 Stock Plan ........................................            19,836,292
 1990 Directors' Option Plan ............................             1,232,500
                                                                     ----------
                                                                     22,807,166
                                                                     ==========

NOTE SEVEN: COMMITMENTS

         The Company leases certain office facilities, vehicles and certain equipment under operating lease agreements that expire at various dates through fiscal 2001. As of March 31, 1996, the minimum future payments on existing leases totaled $7,290,000. Rent expense was approximately $3,715,000, $2,377,000 and $1,640,000 during fiscal 1996, 1995 and 1994, respectively.

         During fiscal 1996, the Company signed an agreement with TSMC totaling $66 million that ensures availability of a portion of the Company's wafer capacity for both current and future technologies. The agreement runs through 2001 providing the Company with a guarantee of increased capacity for wafer fabrication in return for advance payments. As of March 31, 1996, the Company made advance payments to TSMC totaling $20 million and has signed a $46 million promissory note payable which becomes due June 30, 1996. The majority of these amounts are included in other assets in the fiscal 1996 consolidated balance sheets.

         In addition to this agreement, the Company has an existing deposit and supply agreement with TSMC to secure supply of silicon wafers. Under the deposit and supply agreement, the Company has made deposits aggregating $14,650,000 which are classified as other assets in the accompanying consolidated balance sheets. These advances are repayable at the expiration of the agreement in June 1997. The supplier has provided an irrevocable standby letter of credit to the Company in an equal amount to guarantee the repayment of deposits made by the Company. Under the agreement, the Company is committed to minimum purchases of $19,800,000 and $4,950,000 in fiscal 1997 and 1998, respectively.

         During fiscal 1996, the Company signed an agreement with AT&T, acting through it Microelectronics business division, that will ensure availability of a portion of the Company's wafer capacity for both current and future technologies. This contract, which runs through 2001, provides the Company with a guaranteed supply of wafers at a specified level in return for an investment in fabrication equipment of up to $25 million for AT&T's fabrication facility located in Madrid, Spain. As of March 31, 1996 the Company has not made any payments in connection with this agreement.

NOTE EIGHT: INCOME TAXES

         The components of income before income taxes for the years ended March 31 are as follows:

                                            1996           1995          1994
                                          --------       --------       -------
                                                      (IN THOUSANDS)
 Domestic .........................       $ 57,882       $ 74,397       $54,972
 Foreign ..........................         80,107         50,140        23,631
                                          --------       --------       -------
 Income before income taxes .......       $137,989       $124,537       $78,603
                                          ========       ========       =======

         The split of domestic and foreign income was impacted mainly by the acquisition related write-offs of in-process technology, which reduced domestic income by $52,313,000.

         The components of the provision for income taxes for the years ended March 31 are as follows:

                                          1996           1995           1994
                                        --------       --------       --------
                                                    (IN THOUSANDS)
  Federal
   Current .......................      $ 22,066       $ 26,455       $ 13,899
   Deferred ......................        (4,263)          (311)         2,658
                                        --------       --------       --------
                                          17,803         26,144         16,557
                                        --------       --------       --------
 Foreign
   Current .......................      $ 15,074       $  1,106       $    317
   Deferred ......................        (1,491)            --             --
                                        --------       --------       --------
                                          13,583          1,106            317
                                        --------       --------       --------
 State
   Current .......................      $  3,611       $  3,177       $  3,474
   Deferred ......................          (383)           708           (695)
                                        --------       --------       --------
                                           3,228          3,885          2,779
                                        --------       --------       --------
 Provision for income taxes ......      $ 34,614       $ 31,135       $ 19,653
                                        ========       ========       ========


         Significant components of the Company's deferred tax assets, included in prepaid expenses in the accompanying consolidated balance sheets as of March 31 are as follows:

                                                        1996              1995
                                                      -------           -------
                                                            (IN THOUSANDS)
 Inventory reserves .......................           $ 3,426           $ 1,048
 State taxes ..............................             1,323               990
 Bad debt reserve .........................             1,901             1,829
 Compensatory accruals ....................             5,091             4,355
 Various expense accruals .................             5,581             3,725
 Other, net ...............................               764                 2
                                                      -------           -------
 Net deferred tax assets ..................           $18,086           $11,949
                                                      =======           =======

         The provision for income taxes differs from the amount computed by applying the federal statutory tax rate to income before income taxes for the years ended March 31 as follows:

                                                                   1996         1995         1994
                                                                  ------       ------       ------

 Federal statutory rate ...................................         35.0%        35.0%        35.0%
 State taxes, net of federal benefit ......................          2.7          2.2          2.9
 Foreign subsidiary income at other than the  U.S. tax rate        (11.8)        (9.9)       (10.5)
 Tax-exempt interest income, net ..........................         (2.1)        (1.7)        (1.6)
 Other ....................................................          1.3          (.6)         (.8)
                                                                  ------       ------       ------
 Effective income tax rate ................................         25.1%        25.0%        25.0%
                                                                  ======       ======       ======


         The Company's effective tax rate for fiscal 1996 was 25%, the same as fiscal 1995 and 1994. During fiscal 1996, the Company concluded negotiations with the Singapore government extending the tax holiday for the Company's manufacturing subsidiary. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax for a period of 10 years, subject to certain conditions. In addition, profits derived from the Company's remaining products will be taxed at a rate of 15%, which is lower than the Singapore statutory rate of 27%, through fiscal 1998. As of March 31, 1996, the Company had not accrued income taxes on $186,100,000 of accumulated undistributed earnings of its Singapore subsidiary, as these earnings will be reinvested indefinitely.

NOTE NINE: SEGMENT INFORMATION

         Adaptec operates in the microcomputer input/output industry and is a leading supplier of high-performance intelligent subsystems and associated software and very large-scale integrated circuits used to control the flow of data between a microcomputer's CPU and its peripherals. The Company focuses its worldwide marketing efforts on major OEM customers through its direct sales force located in the United States, Europe and Far East and also sells through distributors and sales representatives in each of these geographic areas.

         Income from operations consists of net revenues less cost of revenues and operating expenses incurred in supporting the revenues of each geographic area. The Company's write-offs of acquired in-process technology are included in the corporate income from operations. All of the Company's identifiable assets are used to support the operations in each geographic area. Corporate assets include cash and cash equivalents, marketable securities, deferred tax assets and certain other assets. Intercompany sales are made at arms-length prices, and revenues for the European subsidiaries consist mainly of commissions earned in connection with obtaining foreign orders.

                                                    SINGAPORE,                        ADJUSTMENTS
                                        UNITED       FAR EAST,                             AND        CONSOLIDATED
                                        STATES        OTHER      EUROPE   CORPORATE   ELIMINATIONS       TOTAL
                                       --------     ---------    ------   ---------   ------------    ------------
                                                                    (IN THOUSANDS)
 FISCAL 1996
   Revenues
      Sales to customers .........     $609,060     $ 49,211     $1,076     $    --     $      --      $659,347
      Intercompany sales
        between geographical areas        7,205      399,036      6,175          --      (412,416)           --
                                       --------     --------     ------     -------     ---------      --------
            Net revenues .........     $616,265     $448,247     $7,251     $    --     $(412,416)     $659,347
                                       ========     ========     ======     =======     =========      ========
   Income from operations ........      100,838       76,942        668     (52,313)           --       126,135
   Identifiable assets ...........      201,128      259,179      2,644     322,910      (139,375)      646,486
 FISCAL 1995
   Revenues
      Sales to customers .........     $464,707     $  1,487     $   --     $    --     $      --      $466,194
      Intercompany sales
        between geographical areas       10,401      191,360      3,905          --      (205,666)           --
                                       --------     --------     ------     -------     ---------      --------
            Net revenues .........     $475,108     $192,847     $3,905     $    --     $(205,666)     $466,194
                                       ========     ========     ======     =======     =========      ========
 Income from operations ..........       68,594       48,847        343          --            --       117,784
   Identifiable assets ...........      122,097      123,044      1,070     262,383       (72,886)      435,708
 FISCAL 1994
   Revenues
      Sales to customers .........     $371,863     $    382     $   --     $    --     $      --      $372,245
      Intercompany sales
        between geographical areas       10,344      119,305      2,375          --      (132,024)           --
                                       --------     --------     ------     -------     ---------      --------
            Net revenues .........     $382,207     $119,687     $2,375     $    --     $(132,024)     $372,245
                                       ========     ========     ======     =======     =========      ========
      Income from operations .....       53,945       23,074        116          --            --        77,135
   Identifiable assets ...........      153,340       74,512        347     207,591       (77,315)      358,475


         EXPORT REVENUES. The following table represents export revenues by geographic region as a percentage of total revenues:

                                                1996     1995     1994
                                                ----     ----     ----

         Singapore, Far East, Other ........      32%      37%      38%
         Europe ............................      24       25       20
                                                 ---      ---      ---
                                                  56%      62%      58%
                                                 ===      ===      ===

         MAJOR CUSTOMERS. In fiscal 1996, sales to one distributor represented 10% of net revenues. In fiscal 1995 and 1994, no customer accounted for more than 10% of net revenues.

NOTE TEN: LEGAL MATTERS

         A class action lawsuit alleging federal securities law violations and negligent misrepresentation was filed against the Company, its directors, and certain of its officers on February 21, 1991. That action was settled by letter agreement on July 29, 1993. The Company has made all payments required under the terms of the letter agreement. Final settlement of the class action lawsuit was made on May 15, 1995 pursuant to the Court's final judgment and order of dismissal.

NOTE ELEVEN: COMPARATIVE QUARTERLY FINANCIAL DATA UNAUDITED

         Summarized quarterly financial data is as follows:

                                             QUARTERS
                           --------------------------------------------
                             FIRST      SECOND      THIRD       FOURTH       YEAR
                           --------    --------    --------    --------    --------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1996
Net revenues ..........    $138,025    $149,110    $176,187    $196,025    $659,347
Gross profit ..........      81,359      86,451     101,986     113,612     383,408
Net income* ...........      31,163         557      30,587      41,068     103,375
Net income per share* .    $    .29    $    .01    $    .28    $    .37    $    .95
Weighted average shares
 outstanding ..........     107,884     108,992     109,584     110,122     109,138

--------------------
* The second and third quarters of fiscal 1996 include write-offs of acquired in-process technology, net of taxes, totaling $33 million and $7 million, respectively.

                                             QUARTERS
                           --------------------------------------------
                             FIRST      SECOND      THIRD       FOURTH       YEAR
                           --------    --------    --------    --------    --------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1995
Net revenues ..........    $106,061    $106,574    $123,367    $130,192    $466,194
Gross profit ..........      54,888      57,413      71,563      76,734     260,598
Net income ............      17,592      18,458      27,403      29,949      93,402
Net income per share ..    $    .16    $    .17    $    .26    $    .28    $    .88
Weighted average shares
 outstanding ..........     107,888     106,364     105,916     107,604     106,714

NOTE TWELVE: SUBSEQUENT EVENTS

         Subsequent to March 31, 1996, the Company's Board of Directors approved a two-for-one split of its common stock for shareholders of record as of November 1, 1996. The effect of the stock split has been reflected in the Company's consolidated financial statements and accompanying notes for all periods presented herein.

         The Company has reserved 250,000 shares of Series A Preferred Stock for issuance under the 1996 Rights Agreement which was amended and restated as of December 5, 1996. Under this plan, shareholders have received one Preferred Stock Purchase Right ("Right") for each outstanding share of the Company's common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of Series A Preferred Stock at an exercise price of $180.00 per Right. The Rights trade automatically with shares of the Company's common stock. The Rights are not exercisable until ten days after a person or group announces the acquisition of 20% or more of the Company's outstanding common stock or the commencement of a tender offer which would result in ownership by a person or group of 20% or more of the then outstanding common stock.

         The Company is entitled to redeem the Rights at $.01 per Right anytime on or before the tenth day following such an acquisition or tender offer. This redemption period may be extended by the Company in some cases. If, prior to such redemption, the Company is acquired in a merger or other business combination, a party acquires 20% or more of the Company's common stock, a 20% shareholder engages in certain self-dealing transactions, or the Company sells 50% or more of its assets, each right will entitle the holder to purchase from the surviving corporation, for $180.00 per share, common stock having a then current market value of $360.00 per share.

                                  ADAPTEC, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                        DECEMBER 27,    MARCH 31,
                                                           1996           1996*
                                                        ------------    ---------
ASSETS
  Current assets:
    Cash and cash equivalents ....................       $ 89,436       $ 91,211
    Marketable securities ........................        199,542        204,283
    Accounts receivable, net .....................        108,428         89,487
    Inventories ..................................         59,821         55,028
    Prepaid expenses and other ...................         30,268         25,271
                                                         --------       --------
        Total current assets .....................        487,495        465,280
  Property and equipment, net ....................        133,157         92,778
  Other assets ...................................        105,835         88,428
                                                         --------       --------
                                                         $726,487       $646,486
                                                         ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt ............       $  3,400       $  3,400
    Note payable .................................             --         46,200
    Accounts payable .............................         26,189         23,974
    Accrued liabilities ..........................         83,199         56,717
                                                         --------       --------
        Total current liabilities ................        112,788        130,291
                                                         --------       --------
  Long-term debt, net of current portion .........          1,700          4,250
                                                         --------       --------
  Shareholders' equity:
    Common stock .................................        222,334        182,932
    Retained earnings ............................        389,665        329,013
                                                         --------       --------
        Total shareholders' equity ...............        611,999        511,945
                                                         --------       --------
                                                         $726,487       $646,486
                                                         ========       ========


--------------------
*   Amounts are derived from the March 31, 1996 audited financial statements.

                             See accompanying notes.

                                  ADAPTEC, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)

                                                  THREE MONTH PERIOD ENDED    NINE MONTH PERIOD ENDED
                                                  ------------------------    ------------------------
                                                  DEC. 27,        DEC. 29,    DEC. 27,        DEC. 29,
                                                    1996            1995        1996             1995
                                                  --------        --------    --------        --------

Net revenues .................................    $251,703        $176,187    $668,760        $463,322
Cost of revenues .............................     103,139          74,201     281,735         193,526
                                                  --------        --------    --------        --------
    Gross profit .............................     148,564         101,986     387,025         269,796
                                                  --------        --------    --------        --------
Operating expenses:
   Research and development ..................      34,859          23,321      93,339          60,488
   Sales and marketing .......................      31,311          22,350      79,914          58,200
   General and administrative ................      13,731           9,241      34,988          23,976
   Write-off of acquired in-process technology
      and other ..............................      11,758          11,759      80,663          52,313
                                                  --------        --------    --------        --------
    Total operating expenses .................      91,659          66,671     288,904         194,977
                                                  --------        --------    --------        --------
   Income from operations ....................      56,905          35,315      98,121          74,819
Interest income, net of interest expense .....       2,460           3,116       7,393           8,413
                                                  --------        --------    --------        --------
   Income before provision for income taxes ..      59,365          38,431     105,514          83,232
Provision for income taxes ...................      17,781           7,844      44,779          20,925
                                                  --------        --------    --------        --------
    Net income ...............................    $ 41,584        $ 30,587    $ 60,735        $ 62,307
                                                  ========        ========    ========        ========
Net income per share .........................    $    .36        $    .28    $    .53        $    .57
                                                  ========        ========    ========        ========
  Weighted average common and common
     equivalent shares outstanding ...........     116,786         109,584     114,002         108,794
                                                  ========        ========    ========        ========


                             See accompanying notes.

                                  ADAPTEC, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                      NINE-MONTH PERIOD ENDED
                                                                    ----------------------------
                                                                    DECEMBER 27,    DECEMBER 29,
                                                                        1996            1995
                                                                    ------------    ------------

Cash Flows from Operating Activities:
  Net income ..................................................      $  60,735       $  62,307
    Adjustments to reconcile net income to net cash provided by operating activities:
      Write-off of acquired in-process technology, net of taxes         77,192          39,686
      Depreciation and amortization ...........................         20,179          12,591
       Changes in assets and liabilities net of the effect of
        acquisitions:
        Accounts receivable ...................................        (16,545)        (25,786)
        Inventories ...........................................          5,361          (8,740)
        Prepaid expenses ......................................         (3,118)         (4,872)
        Other assets ..........................................         (4,378)        (17,255)
        Accounts payable ......................................           (243)            817
        Accrued liabilities ...................................         25,628          39,306
                                                                     ---------       ---------

Net Cash Provided by Operating Activities .....................        164,811          98,054
                                                                     ---------       ---------

Cash Flows from Investing Activities:
  Purchase of certain net assets in connection with                    (89,264)        (31,177)
  acquisitions accounted for under the purchase
  method of accounting (see Note 5)............................
  Purchase of property and equipment ..........................        (54,280)        (19,407)
  Sales of (investment in) marketable securities, net .........          4,741         (12,646)
                                                                     ---------       ---------

  Net Cash Used for Investing Activities ......................       (138,803)        (63,230)
                                                                     ---------       ---------

Cash Flows Form Financing Activities:
  Payment of short-term note ..................................        (46,200)             --
  Proceeds from issuance of common stock ......................         20,967           9,483
  Repurchase of common stock ..................................             --          (7,765)
  Principal payments on long-term debt ........................         (2,550)         (2,550)
                                                                     ---------       ---------

  Net cash used for financing activities ......................        (27,783)           (832)
                                                                     ---------       ---------

  Net increase (decrease) in cash and cash equivalents ........         (1,775)         33,992

    Cash and cash equivalents at beginning of period ..........         91,211          66,835
                                                                     ---------       ---------

    Cash and cash equivalents at end of period ................      $  89,436       $ 100,827
                                                                     =========       =========


                                 See accompanying notes.

                                  ADAPTEC, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 27, 1996
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         In the opinion of management, the unaudited condensed consolidated interim financial statements included herein have been prepared on the same basis as the March 31, 1996 audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth herein. The statements have been prepared in accordance with the regulations of the Securities and Exchange Commission, but omit certain information and footnote disclosures necessary to present the statements in accordance with generally accepted accounting principles. The Company's net income per share, weighted average common and common equivalent shares outstanding, and other share information included in these financial statements reflect the two-for-one split of the Company's common stock approved by its Board of Directors in November 1996. These interim financial statements should be read in conjunction with the financial statements and footnotes thereto included herein. The results of operations for the three and nine month periods ended December 27, 1996 are not necessarily indicative of the results to be expected for the entire year.

2.        SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

         Cash paid for interest and income taxes is as follows (in thousands):

                         Nine-months ended
                   ------------------------------
                   December 27,      December 29,
                       1996             1995
                   ------------      ------------
Interest .....        $   461          $   604
Income taxes..        $49,956          $14,751

3.       INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market. The components of inventory are as follows (in thousands):

                            December 27,        March 31,
                                1996              1996
                            ------------       ---------
Raw materials .........     $13,523              $23,415
Work in process .......      13,292               12,865
Finished goods ........      33,006               18,748
                            -------              -------
                            $59,821              $55,028
                            =======              =======

4.       NET INCOME PER SHARE

         Net income per share for the three and nine month periods ended December 27, 1996 and December 29, 1995, is computed under the treasury stock method using the weighted average number of common and common equivalent shares from dilutive stock options outstanding during the respective periods.

5.       ACQUISITIONS

         On April 9, 1996, the Company acquired certain assets and the ongoing business of Western Digital's Connectivity Solutions Group (CSG) for $33 million cash. CSG supplies silicon solutions to meet the demands of the multi-gigabyte SCSI disk drive market. On June 28, 1996, the Company acquired certain technologies from Corel, Inc. for $12 million cash. Included in these technologies was Corel's CD creator product for the CD-recordable software market. On September 16, 1996, the Company acquired Data Kinesis, Inc. (DKI) for $32 million and $15 million in cash and stock, respectively. DKI develops software for improving system performance in file management and RAID applications. On November 15, 1996, the Company acquired Sigmax Technology, Inc. (Sigmax) for $14 million cash. Sigmax develops CD-ROM controllers for ATAPI CD-ROM drives.

         The Company accounted for these acquisitions using the purchase method of accounting, and excluding the $79 million write-off of purchased in-process technology from these companies, the aggregate impact on the Company's results of operations from the acquisition date was not material.

         The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired was primarily based on preliminary independent appraisals and is summarized as follows (in thousands):

Tangible assets ..............          $ 10,979
In-process technology ........            78,958
Goodwill .....................            16,404
                                        --------
Assets acquired ..............          $106,341
                                        ========

         The tangible assets acquired were primarily comprised of inventory and fixed assets. Acquired in-process technology was written off in the periods in which the acquisitions were completed, and the goodwill is being amortized over respective benefit periods ranging from three to five years.

         On August 12, 1996, the Company completed its acquisition of Cogent Data Technologies, Inc. (Cogent). Cogent provides high-performance Fast Ethernet products for the networking market. The Company acquired all of the outstanding capital stock of Cogent in exchange for 2.6 million shares of its common stock. Additionally, the Company incurred $1.7 million in professional fees related to this acquisition which have been included in "write-off of acquired in-process technology and other." The Company has recorded this acquisition using the pooling of interests method of accounting. Cogent's historical operations, net assets and cash flows have not been material to the Company's consolidated financial statements and, therefore, have not been reflected in the Company's consolidated financial results prior to the acquisition. Beginning at the date of acquisition, the book value of the acquired assets and assumed liabilities as well as the results of Cogent's operations and cash flows, all of which are not material to the Company have been combined with those of the Company.

6.       INCOME TAXES

         The Company recorded a tax provision of $17.8 million (30% of income before income taxes) for the three month period ended December 27, 1996. The higher effective tax rate for the three and nine month periods ended December 27, 1996 primarily resulted from the write-off of in-process technology for which the Company will receive no corresponding tax benefit. Excluding the effect of the write-off of in-process technology, the Company's effective tax rate was 25% for both the three and nine month periods ended December 27, 1996. The difference between the Company's normal 25% tax rate and the U.S. statutory rate is primarily due to income earned in Singapore where the Company is subject to a significantly lower effective tax rate.

7.       RECENT PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) issued Financial Accounting Standards No. 128 (FAS 128) in March 1997. This standard requires the Company to present basic earnings per share and diluted earnings per share beginning in the third quarter of fiscal 1998. The impact of adopting this standard has not yet been determined.

         During 1995, the FASB issued FAS 123 "Accounting for Stock-Based Compensation". The Company will only adopt the disclosure requirements of FAS 123 for the year ended March 31, 1997, and therefore there will be no impact on the Company's consolidated financial position or results of operations as a result of implementing FAS 123.

8.       SUBSEQUENT EVENTS

         In February 1997, the Company issued $230,000,000 of 4 3/4% convertible subordinated notes due on February 1, 2004. The Company received net proceeds of $223,905,000. The notes provide for semi-annual interest payments each February 1 and August 1, commencing on August 1, 1997. The holders of the notes will be entitled at any time on or after May 5, 1997 through February 1, 2004 to convert the notes into common stock at a conversion price of $51.66 per share. The notes are redeemable, in whole or in part, at the option of the Company, at any time on or after February 3, 2000 at declining premiums to par. Debt issuance costs are being amortized over the term of the notes. The issuance of these notes is not expected to have a material impact on the Company's results of operation or cash flows as the amortization and interest expense will be substantially offset by interest income.

         Subsequent to December 27, 1996, the Company entered into an agreement with Lucent Technologies Inc. ("Lucent") to sell equipment that it had previously purchased in connection with a separate agreement that ensured availability of certain levels of wafer capacity from Lucent. This agreement cancels the initial capacity agreement and requires Lucent to purchase the equipment from the Company at agreed upon installments over a twelve month period.

         Subsequent to December 27, 1996, the Company completed its acquisition of Toast technology ("Toast") for $7.5 million in cash. Toast is Macintosh-based CD-Recordable software. The Company also completed its acquisition of substantially all of the assets of Skipstone, Inc. ("Skipstone") for $7.5 million in cash. Skipstone is a supplier of IEEE 1394 products including software, engineering services and developer toolkits. The Company will account for both of these acquisitions using the purchase method of accounting and will evaluate the allocation of the purchase price to assets acquired which includes in-process technology that will be written-off. The results of operations for Toast and Skipstone were immaterial relative to the Company's financial statements.

        The 1990 Directors' Option Plan provides for the automatic grant to non-employee directors of non-statutory stock options to purchase common stock at the fair market value on the date of grant, which is generally the last day of each fiscal year except for the first grant to any new elected director. Each current director receives an option at the end of each fiscal year for 10,000 shares, which vests quarterly and over a one year period. Upon joining the board, each new non-employee director receives an option for 40,000 shares which vests over four years. Prior to March 31, 1997, annual grants vested over a four year period. All options granted prior to March 31, 1997 expire five years after the date of grant, whereas all subsequent grants expire ten years after the date of grant.

================================================================================
         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the corporation since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                -----------------

                                TABLE OF CONTENTS

                                -----------------
                                                               Page

Available Information ......................................     2
Prospectus Summary .........................................     3
The Offering ...............................................     4
The Company ................................................     5
Risk Factors ...............................................     8
Use of Proceeds ............................................    14
Price Range of Common Stock ................................    14
Dividend Policy ............................................    14
Selected Consolidated Financial Data .......................    15
Management's Discussion and Analysis of
Financial Condition and Results of Operations ..............    16
Business ...................................................    21
Management .................................................    27
Certain Relationships and Related
Transactions ...............................................    33
Principal Shareholders .....................................    34
Description of Capital Stock ...............................    35
Description of Notes .......................................    38
Certain Tax Considerations .................................    48
Selling Securityholders ....................................    52
Plan of Distribution .......................................    54
Legal Matters ..............................................    55
Experts ....................................................    55
Index to Consolidated Financial Statements .................   F-1


================================================================================

                                U.S. $230,000,000



                                  ADAPTEC, INC.


                    4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE
                                FEBRUARY 1, 2004
                                       AND
                              COMMON STOCK ISSUABLE
                             UPON CONVERSION THEREOF

                              -------------------

                                   PROSPECTUS

                              -------------------





                                 APRIL ___, 1997


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                                   Amount
                                                  --------
SEC registration fee .......................      $ 69,697
Accounting fees and expenses ...............        15,000
Legal fees and expenses ....................        20,000
Printing expenses ..........................        10,000
Trustee's Fees and Expenses ................        10,000
Miscellaneous fees and expenses ............        25,303
                                                  --------
Total ......................................      $150,000
                                                  ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

         In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Company's By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

         Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

         The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

         The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

         Reference is made to the Underwriting Agreements included herein as exhibits to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         During February 1997, the Company completed an offering of $230 million of convertible subordinated notes. The notes bear interest at 4 3/4 percent, mature in February 2004, and are convertible into shares of the Company's common stock at $51.66 per share. The notes were sold by the Company to Bear, Stearns & Co. Inc., Lehman Brothers, Robertson, Stephens & Company, and Unterberg Harris (the "Initial Purchasers"). The Initial Purchasers resold $221,250,000 of the Notes, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. An additional $8,750,000 aggregate principal amount of Notes were issued in the Original Offering by the Company and sold by the Initial Purchasers in compliance with the provisions of Regulation S under the Securities Act. Aggregate discounts to the Initial Purchasers totaled $223,905,000. The net proceeds of the Offering to the Company, after deducting the discounts and offering expenses, were $223,405,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

EXHIBIT
NUMBER                      DESCRIPTION
------                      -----------
2.1(a)         Stock Purchase Agreement by and among
               Adaptec, Inc., Future Domain Corporation,
               Jack A. Allweiss, Patricia A. Allweiss and
               Certain Shareholders of Future Domain
               Corporation dated July 13, 1995 ....................        (2)

2.1(b)         Stock Purchase Agreement by and between
               Adaptec, Inc. and Certain Shareholders of
               Future Domain Corporation dated July 13, 1995 ......        (2)

EXHIBIT
NUMBER                      DESCRIPTION
------                      -----------

2.2            Agreement and Plan of Reorganization by and
               among Adaptec, Inc., Incat Systems Software
               USA, Inc., ISS Acquisition Corporation and
               Certain Shareholders of Incat Systems
               Software USA, Inc. dated August 23, 1995 ...........         (2)

2.3            Agreement for Purchase and Sale of Stock by
               and among Western Digital Corporation,
               Western Digital CSG Corporation, and Adaptec,
               Inc. dated April 9, 1996 ...........................         (14)

2.4            Agreement and Plan of Reorganization by and
               among Adaptec, Inc., Cogent Data
               Technologies, Inc., CDT Acquisition Corp.,
               and Certain Shareholders of Cogent Data
               Technologies, Inc. dated May 31, 1996. .............         (15)

2.5            Agreement and Plan of Reorganization by and
               among Adaptec, Inc., Adaptec Acquisition
               Corporation, and Data Kinesis, Inc. dated
               August 6, 1996. ....................................         (15)

3.1            Eighth Amended and Restate Articles of
               Incorporation of Registrant filed with
               California Secretary of State on November 1,
               1996 ...............................................         (16)

3.2            Bylaws of Registrant, as restated on February
               9, 1996 ............................................         (13)

3.3            Certificate of determination of rights,
               preferences and privileges of Series A
               participating preferred stock filed with the
               California Secretary of State on December 31,
               1996 ...............................................         (16)

4.1            First Amended and Restated Common Shares
               Rights Agreement dated June 30, 1992, between
               Registrant and Chemical Trust Company of
               California as Rights Agents ........................         (6)

4.2            Indenture dated as of February 3, 1997
               between Registrant and State Street Bank and
               Trust Company ......................................

5.1            Opinion of Wilson Sonsini Goodrich & Rosati,
               Professional Corporation ...........................

10.1           Registrant's 1986 Employee Stock Purchase
               Plan ...............................................         (4)

10.2           Technology License Agreement dated January 1,
               1985 between the Registrant and International
               Business Machines Corporation ......................         (8)

10.3           Registrant's Savings and Retirement Plan ...........         (7)

10.4           1990 Stock Plan, as amended ........................         (10)

10.5           Forms of Stock Option Agreement, Tandem Stock
               Option/SAR Agreement, Restricted Stock
               Purchase Agreement, Stock Appreciating Rights
               Agreement, and Incentive Stock Rights
               Agreement for use in connection with the 1990
               Stock Plan, as amended .............................         (5)

10.6           1990 Directors' Option Plan and forms of
               Stock Option Agreement .............................         (4)

10.7           Revolving Loan Agreement dated June 3, 1992
               between Registrant and Plaza Bank of Commerce
               (incorporated by reference to Exhibit 10.26
               filed with Registrant's Annual Report on form
               10-K for fiscal year ended March 31, 1992)
               and Amendment Number Three to the Revolving
               Credit Loan Agreement dated April 29, 1994
               between the Registrant and Comerica Bank--
               California (formerly Plaza Bank of Commerce)
               expiring August 31, 1997 ...........................         (4)

10.8           Amendments Four, Five and Six to the
               Revolving Credit Loan Agreement dated April
               29, 1994 between the Registrant and Comerica
               Bank-- California expiring August 31, 1997 .........         (4)

10.9*          Option Agreement I Between Adaptec
               Manufacturing (S) Pte. Ltd. and Taiwan
               Semiconductor Manufacturing Co., Ltd. dated
               October 23, 1995 ...................................         (3)

10.10*         Option Agreement II Between Adaptec
               Manufacturing (S) Pte. Ltd. and Taiwan
               Semiconductor Manufacturing Co., Ltd. dated
               October 23, 1995 ...................................         (3)

10.11          Consignment Agreement between Adaptec, Inc.
               and AT&T Corp. dated January 10, 1996 ..............         (13)

10.12          Form of Indemnification Agreement entered
               into with directors and officers of the
               Company ............................................         (9)

10.13          Term Loan Agreement dated June 24, 1992
               between the Registrant and Plaza Bank of
               Commerce expiring June 30, 1988 ....................         (9)

10.14*         Deposit and Supply Agreement between Taiwan
               Semiconductor Manufacturing Co., Ltd. and
               Adaptec Manufacturing Pte. Ltd. ....................         (4)

EXHIBIT
NUMBER                      DESCRIPTION
------                      -----------
10.15          Industrial Lease Agreement between the
               Registrant, as Lessee, and Jurong Town
               Corporation, as Lessor .............................         (1)

10.16          Amendments Seven, Eight and Nine to the
               Revolving Credit Loan Agreement dated April
               29, 1994 between the Registrant and Comerica
               Bank -- California expiring August 31, 1997 ........         (16)

10.17          Amendments One, Two, Three and Four to the
               Term Loan Agreement dated June 24, 1992
               between the Registrant and Comerica Bank--
               California (formerly the Plaza Bank of
               Commerce) expiring June 30, 1998 ...................         (10)

12.1           Computation of Ratio of Earnings to Fixed
               Charges

21.1           Subsidiaries of Registrant

23.1           Consent of Independent Accountants, Price
               Waterhouse LLP

23.2           Consent of Independent Public Accountants,
               Arthur Andersen LLP

23.3           Consent of Wilson Sonsini Goodrich & Rosati,
               Professional Corporation (included in Exhibit
               5.1)

24.1           Power of Attorney.  (See Page II-7).

25.1           Statement of Eligibility and Qualification Under the Trust
               Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1

-----------------

(1) Incorporated by reference to exhibits filed with Registrant's Annual report on Form 10-K for the year ended March 31, 1995.

(2) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1995.

(3) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1995.

(4) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1994.

(5) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1993.

(6) Incorporated by reference to Exhibit A filed with the Registrant's Registration Statement Number 0-15071 on Form 8-A on May 11, 1989 and to Exhibit 1.1 to Form 8 Amendment No. 1, No. 2 and No. 3 thereto as filed June 5, 1990, April 8, 1992 and July 20, 1992, respectively.

(7) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1987.

(8) Incorporated by reference to Exhibit 10.15 filed in response to Item 16(a) "Exhibits", of the Registrant's Registration Statement on Form S-1 and Amendment No. 1 and Amendment No. 2 thereto (filed No. 33-5519), which became effective on June 11, 1986.

(9) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

(10) Incorporated by reference to Exhibit 4.2 to Form S-8 as filed February 7, 1996.

(11)      Incorporated by reference to Exhibit 16 to Form 8-K/A-2 dated July 11,
          1994.

(12) Incorporated by reference from the information under the caption "Corporate Information" included in the Annual Report to Shareholders for the fiscal year ended March 31, 1996.

(13) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1996.

(14) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 28, 1996.

(15) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 27, 1996.

(16) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended December 27, 1996.

* Confidential treatment has been granted for portions of this agreement.

(b)       Financial Statement Schedules

         All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 4th day of April, 1997.

                            ADAPTEC, INC.



                            By: F. GRANT SAVIERS
                                ------------------------------------------------
                                F. Grant Saviers
                                President, Chief Executive Officer, and Director


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints F. Grant Savers and Paul G. Hansen, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b), necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in the Registration Statement as the aforesaid attorney-in-fact deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              NAME                                 TITLE                                        DATE
---------------------------        ------------------------------------------------        ----------------
/s/ F. Grant Saviers
---------------------------
F. Grant Saviers                   President, Chief Executive Officer and Director         April 4, 1997

/s/ Paul G. Hansen                 Vice President, Finance, Chief Financial Officer,
---------------------------        (Principal Financial Officer)                           April 4, 1997
Paul G. Hansen

/s/ Andrew J. Brown                Vice President, Corporate Controller (Principal
---------------------------        Accounting Officer)                                     April 4, 1997
Andrew J. Brown

                                   Director
---------------------------
John G. Adler                                                                              April   , 1997

/s/ Laurence B. Boucher            Director
---------------------------
Laurence B. Boucher                                                                        April 4, 1997

                                   Director
---------------------------
Carl J. Conti                                                                              April  , 1997

                                   Director
---------------------------
John C. East                                                                               April   , 1997

/s/ Robert J. Loarie               Director
---------------------------
Robert J. Loarie                                                                           April 4, 1997

/s/ B.J. Moore                     Director
---------------------------
B.J. Moore                                                                                 April 4, 1997

/s/ W. Ferrel Sanders              Director
---------------------------
W. Ferrel Sanders                                                                          April 4, 1997

                                   Director
---------------------------
Phillip E. White                                                                           April  , 1997